SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                AMENDMENT NO. 1

                                       TO

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         HIGH SPEED NET SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                FLORIDA                                       65-0185306
   ------------------------------                        -------------------
   (State or Other Jurisdiction of                        (I.R.S. Employer
   Incorporation or Organization)                        Identification No.)

Two Hanover Square, Suite 2120, 434 Fayetteville Street Mall, Raleigh, NC            27601
-------------------------------------------------------------------------          ---------
            (Address of Principal Executive Offices)                              (Zip Code)

                                 (919) 807-0507
               ---------------------------------------------------
              (Registrant's Telephone Number, including Area Code)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                     Name of Each Exchange on Which
        to be so Registered                     Each Class is to be Registered
        -------------------                 ------------------------------------
               None                                            N/A




Securities to be registered under Section 12(g) of the Act:

                          Common Stock $.001 Par Value
                          ----------------------------
                                (Title of Class)

                                                 SUMMARY TABLE OF CONTENTS


ITEM 1.  BUSINESS.................................................................................................5
         RISK FACTORS............................................................................................17
ITEM 2.  FINANCIAL INFORMATION...................................................................................35
ITEM 3.  PROPERTIES..............................................................................................43
ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................................44
ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS........................................................................47
ITEM 6.  EXECUTIVE COMPENSATION..................................................................................50
ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................................................58
ITEM 8.  LEGAL PROCEEDINGS.......................................................................................63
ITEM 9.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS................................................64
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.................................................................66
ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.................................................71
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................................................74
ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.............................................................75
ITEM 14. CHANGES IN ACCOUNTANTS..................................................................................76
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.......................................................................77
SIGNATURES.......................................................................................................80




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

         This Form 10 and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about High Speed's industry, management's beliefs, and certain assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and actual actions or results may differ materially. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict, including those set forth in Item 1 "Business - Risk Factors." High Speed undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise, unless required by law. Readers should, however, carefully review the risk factors included herein or in other reports or documents to be filed by High Speed from time to time with the Securities and Exchange Commission, particularly the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.


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
                                                              Item 1.  Business.

ITEM 1.  BUSINESS.

GENERAL

         We are launching a new business of providing clients with Internet service for rich media (audio/video/graphics) direct marketing and content delivery services over the Internet. This business will utilize technology licensed from Summus Ltd., which owns shares of our Common Stock. See "New Agreements with Summus."

HISTORY OF HIGH SPEED NET SOLUTIONS (HIGH SPEED)

         We were incorporated as a Florida corporation in 1984 under the original name of EMN Enterprises, Inc. To the best of our knowledge from our inception in 1984 until mid-1998 High Speed was inactive and had no significant operations.

         In September of 1998, we changed our name from EMN Enterprises to ZZAP.NET, Inc., in association with a transaction in which we acquired all of the assets and liabilities of Marketers World, Inc., in exchange for issuing 9,275,000 shares of our Common Stock, a transaction which was accounted for as a reverse acquisition. While under the name of ZZAP.NET, our Common Stock began trading on the NASD's Over the Counter Bulletin Board (OTCBB). On January 25, 1999, we changed our trading symbol from ZZNT to HSNS to reflect our new name, High Speed Net Solutions, Inc.

         During 1998, we operated our business based on the assets of Marketers World. By the end of 1998, however, all business operations based on Marketer's World assets had ceased. During 1999, our operations were limited to obtaining financing and changing our business plan.

         In February 1999, we and Summus Ltd., entered into the Marketing License Agreement, in which we obtained the right to distribute certain Summus products and technology. In exchange for these rights, we agreed to make an upfront payment of $3,000,000 dollars in several installments during the first year of the Marketing License Agreement. We recently terminated the Marketing License Agreement and entered into new agreements with Summus to support the requirements of our new business plan. For a description of the new agreements, see Item 1 "Business - New Agreements with Summus."

         In August 1999, Summus acquired 9,542,360 shares of our Common Stock (approximately 51% of our outstanding shares, and approximately 49% on a fully diluted basis) from the shareholders who obtained our stock in our acquisition of Marketers World. As of February 10, 2000, Summus held 8,574,360 shares (40.7% of our outstanding Common Stock, and 39.1% on a fully diluted basis). Summus also has the power to vote an additional 2,792,167 shares of our Common Stock through voting agreements with and/or proxies from 17 persons. Summus' total voting power is 54.0% of our outstanding Common Stock.

         Andrew L. Fox became our acting president and chief executive officer in August of 1999 to develop a new business strategy and start our business operations. In September of 1999, we moved our operations from Florida to Raleigh, North Carolina into office space at 434 Fayetteville St. Mall, Suite 2120.

                                      5/80

                                                              Item 1.  Business.

BUSINESS STRATEGY

         In September of 1999, we began investigating Internet opportunities to generate revenue as a service business using Summus' solution for digital content management and distribution. This research and subsequent discussions with potential customers and strategic partners led us to launch our new service called Rich Media Direct(SM) on January 24, 2000. Rich Media Direct is an Internet service for rich media (media that contains one or more of the following: audio/video/graphics/animation) direct marketing, where users can target customers' that have specific demographic characteristics. Our Rich Media Direct service will utilize Summus' technology but will not be wholly dependent on it. Our Rich Media Direct service is intended to provide services to web commerce companies and other entities on the Internet that desire to increase traffic, awareness and e-commerce revenue.

         We believe that the creation, delivery and consumption of rich media on the Internet is increasing substantially. During the past few years many advertisers have shifted part of their advertising away from mass medium radio and television to the Internet in an effort to increase distribution beyond their traditional channels. However, the Internet is evolving into a collection of distinct communities and individuals with specific wants and needs. High Speed's service will deliver rich media advertisements and content to defined groups of individuals based on their preferences, a concept known as microcasting. If people only receive what they favor, it increases the probability of a response. Initially, we intend to use e-mail applications to deliver advertising to targeted individuals and demographic groups. However, we plan to expand from e-mail to other applications.

         Because of our license agreement with Summus, we have access to, among other things, multimedia compression known as Dynamic Wavelet(TM) technology. We believe that Dynamic Wavelet technology will give us competitive advantages as a service provider for rich media direct marketing and content delivery. We will seek to partner with market leading providers of complementary services and solutions to offer customers a total solution. Targeted partners include telecom and network service providers, e-mail list vendors and brokers, advertising agencies, broadcast and entertainment companies, content creation agencies and Internet portals. In addition, we may partner with developers of other compression technologies such as MP3, MPEG4 and RealNetworks.

HIGH SPEED AND SUMMUS RELATIONSHIP

         Our business strategy depends initially on our nonexclusive rights to Summus' Dynamic Wavelet and information access technology and products under our license agreement with Summus. Summus develops media compression, information access and delivery software. We intend to use Summus' software to deliver our services. In addition, Summus has indicated it intends to search for, find, and validate additional customer requirements to sustain fundamental research and improve the media compression information access software it is developing.

         We are in the initial stages of launching our service. In order to quickly ramp up our business operations and satisfy anticipated future customer demand, we will utilize resources from Summus to satisfy basic business needs such as operations, communications, website development and product management. This "borrowing" of resources is meant to temporarily support our operations until qualified individuals can be hired to operate these functions. High Speed is currently in the process of recruiting these individuals. For a description of Summus and Dynamic Wavelet technology, see Item 1 "Business - Summus Ltd. Overview."

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
                                                              Item 1.  Business.

RICH MEDIA DIRECT(SM) SERVICE.

         We announced our Rich Media Direct service in February of 2000 based on Summus' wavelet technology. Rich Media Direct is an Internet direct marketing service that delivers rich media advertising and content to targeted demographic groups through applications such as opt-in email. This service allows customers to distribute rich media advertisements for purposes such as creating or increasing (1) product or brand awareness, (2) customer traffic to web properties, and (3) e-commerce revenue for Internet e-commerce offerings. Our Rich Media Direct network will provide customers with dedicated bandwidth and a distributed infrastructure to efficiently distribute rich media advertisements to targeted audiences. In addition, our Rich Media Direct service will offer customers the following features after we are able to hire additional employees and establish our operational capability:


                  -        7x24 service and support
                  -        Content packaging and compression
                  -        Online tracking and reporting of campaigns
                  - Customized videomail player graphical user interfaces for brand extension and hyperlinks
                  -        Online repeat campaign and list selection
                  - Truste' compliance (to maintain the privacy of customer data)
                  -        Streaming services

         We believe that our Rich Media Direct service will enable our clients to achieve a higher response rate in the market than traditional Internet banner advertisements. Our Rich Media Direct advertisements will initially be in the form of a rich media commercial (audio, video, graphics) attached to an `opt-in' email message. This will offer advertisers, publishers and media buyers an advertising distribution medium through e-mail attachments which affords the ability to: (1) target a demographically selective audience; (2) focus on the first application that Internet users typically open; and (3) take advantage of the tendency of many users to forward relevant information to friends and family (a concept known as viral marketing), thereby extending the effective reach of the campaign.

COMPETITION

         We believe that the primary competitive factors in the rich media content and advertising delivery services market will include:

         -        pricing and licensing terms;

         -        compatibility with new and existing media formats;

         - compatibility with the user's existing network components and software systems;

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
                                                              Item 1.  Business.


         - scalability of rich media content and advertising deliver technology and cost per user;

         - the quality and reliability of the overall rich media advertisement or content;

         - access to distribution channels necessary to achieve broad distribution and use of our services;

         - the availability of content for delivery over the Internet and access to necessary intellectual property rights;

         - the ability to license or develop and support secure formats for digital media delivery, particularly video;

         - the ability to license and support popular and emerging media formats for digital media delivery, particularly video, in a market where competitors may control the intellectual property rights for these formats;

         - the size of the active audience for rich media advertisements and its appeal to content providers and advertisers;

         - features for creating, editing and adapting content for the Internet;

         -        ease of use and interactive user features in products;

         -        ease of finding and accessing content over the Internet;

         - challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

         Our failure to adequately address any of the above factors could harm our business strategy and operating results.

         We believe that the quality and robustness of Summus' Dynamic Wavelet technology and information access solution will allow us to provide our clients with a higher quality advertisement content than our competitors who do not use wavelet technology. Because wavelet technology has superior compression capabilities versus older, traditional compression solutions, we expect to be able to offer rich media advertisements that are higher in quality and smaller in file size than comparable solutions. Users will benefit from a faster and more engaging experience, which we expect, will lead to a higher percentage of clickthroughs.

         In addition, Summus' Dynamic Wavelet technology is capable of displaying media at substantially lower processing cycles than current industry standard compression. This may allow our rich media advertisements to reach low power processing devices, such as Internet appliances and other networked devices.



                                      8/80

                                                              Item 1.  Business.

         Finally, Summus' technology can offer a wide-array of rich media data types that will offer content creators a dynamic medium on which to convert existing advertising content or create new advertising content.

         If wavelet technology proves to be superior to other technologies, we expect our competition will switch to wavelet technologies. Summus is not the only provider of wavelet technology. In addition, since our license rights are nonexclusive, Summus may provide wavelet technology to our competition. Therefore, our ability to compete will ultimately depend on aggressive marketing and providing quality service efficiently.

         The marketplace for rich media advertisement delivery is extremely competitive and rapidly evolving. Traditional Internet advertisement network companies such as CMGI, 24/7 Media and DoubleClick have included rich media advertisements, through banner ads, as part of their product mix. These rich media ads have typically utilized animation (Enliven), streaming audio and video (RealNetworks and Microsoft) and Java.

         We believe our service will be more like direct response marketing than pure advertising and will not initially compete directly with these companies, although we recognize that these companies may change their products and services and compete with us in the future.

         We will compete with many companies in the Internet direct marketing space, including companies that currently utilize e-mail (specifically `opt-in' e-mail) as a way to target specific demographic groups. These companies include Message Media, Digital Impact, YesMail, Juno Mail Services, E-commercial.com and others. Several companies, such as E-commercial.com and RadicalMail are focusing more specifically on rich media delivery.

         We may experience additional competition from Internet service providers, advertising and direct marketing agencies and other large established businesses such as America Online, DoubleClick, Microsoft, IBM, AT&T, Yahoo!, and RealNetworks. Each of these companies possesses large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a rich media direct marketing service that could target customer demographic groups through applications like e-mail. These potential competitors may also choose to enter this marketplace by acquiring one of our existing competitors or by forming strategic alliances with these competitors or others, including alliances with Summus.

MARKET OPPORTUNITY

         According to Jupiter Communications, a leading consultant on online advertising, use of e-mail is the number one activity on the web (95.7% of all users) followed by searching (87.5%) and research products (71.7%). Advertisers are well aware of the role that the Internet could play in influencing purchases and creating awareness, and are increasing their spending for Internet advertising.

         ADVERTISING ON THE WEB. Internet advertising budgets in the US and elsewhere continue to grow at a healthy pace as companies' demand for media exposure continues to increase. Industry trends indicate that users are staying on the Internet for longer lengths of time, which has caused online advertising

                                      9/80

                                                              Item 1.  Business.

to grow as a percentage of all media advertising. Although Internet advertising was only 1.25% of the total amount spent by advertisers in 1998, by 2003 Jupiter Communications expects Internet advertising to be 5.3% of the total amount spent by advertisers in all media. Jupiter Communications believes that online advertising will grow from $2.1 billion in 1998 to $11.5 billion in 2003, fueled by increases in the online population, time spent online, and Internet commerce adoption.

         Other studies also predict aggressive growth in Web advertising revenue through the year 2002. On the low side, Yankee Group projects advertising revenue to go from $2.2 billion in year 2000 to $6.5 billion in year 2002. On the high side, The Forester Group predicts advertising revenue to go from $4.1 billion in year 2000 to $8.1 billion in year 2002.

         The nature of web advertising is competitive and in a state of flux. Nielson/NetRatings, in a report published on May 17, 1999, found that typical web surfers saw 120 banners on average and clicked on only 1.2 banners. This is a click-through rate of 1%, which is half the rate of just two years ago. We believe that rich-media advertising (advertising with multimedia) will increase the average click on rate compared to traditional banner advertising. In addition, as online advertising evolves into a more sophisticated and more effective targeting media, CPM rate (cost per thousand impressions times percentage of inventory sold) is expected by Forester Research to increase from $2.60 in 1998 to $4.80 in 2003.

         DIRECT RESPONSE MARKETING ON THE WEB. While online advertising can be an effective branding device, Internet Direct Response marketing will play a critical role in driving revenue for web properties. Forester Research expects direct response marketing on the web (mainly through e-mail) to make up 60% of all Internet advertising by 2003, compared to 15% in 1998.

         According to the Direct Marketing Association, over $160 billion was spent on direct marketing in 1998 in all media, including the Internet, television and radio. While there were no reports for revenue generated through the web, as opposed to traditional direct response marketing through the mail, 90% of DMA members report having a website for the purposes of distributing information about their company, and 50% utilize the web for sales and e-commerce activities.

         While only 21% indicated that they have combined digital media (audio/video) into their Internet applications, this represents a 133% increase over 1998. Of that group, 75% combined audio/video (up from 42% one year ago) into their web site applications. (DMA Electronic Media Survey). As direct response marketing migrates to the Internet, we expect that rich media will play an increasingly significant role.

         MARKET SEGMENTS. Our ability to offer a rich media direct marketing service through applications such as `opt-in e-mail' will position us to provide services for a number of broad industry segments that are looking to increase product and brand recognition, web traffic and e-commerce revenue. We expect that these segments will include:

                  - Media/Entertainment - expected by Jupiter Communications to account for $1.5 billion in Internet advertising by 2003.

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
                                                              Item 1.  Business.


                  - Financial Services - expected by Jupiter Communications to account for $1.5 billion in Internet advertising by 2003.

                  - Automotive - expected by Jupiter Communications to account for $1.2 billion in
                           Internet advertising by 2003.

                  -        Computer  hardware and software - expected by Jupiter
                           Communications   to  account  for  $900   million  in
                           Internet advertising by 2003.

                  -        Travel  -  expected  by  Jupiter   Communications  to
                           account for $800 million in Internet advertising by 2003.

                  -        Consumer   Packaged   Goods  -  expected  by  Jupiter
                           Communications   to  account  for  $650   million  in
                           Internet advertising by 2003.

SALES AND MARKETING

         We currently have no contracts with customers nor any orders from customers. We have been actively marketing our services since December of 1999, and have several customer prospects in development or negotiation stage. We currently have two sales personnel, one full time sales representative and one part time sales representative. We intend to sell our rich media direct marketing services through a combination of both inside and outside sales forces, as well as resellers.

         We intend to focus our marketing efforts on dedicated Internet companies with web properties, as well as traditional companies seeking to take advantage of the commercial opportunities afforded by Internet direct marketing. We intend to use a range of marketing activities to pursue our objectives, including trade shows, trade advertisements, selected media events and our own website and service. We intend to publish additional marketing materials to support the sales process, including company brochures, feature descriptions, technology research papers and client case studies. Currently, we lack funding for such activities and will need to raise substantial capital to implement our plans.

RESEARCH AND DEVELOPMENT

         We do not invest in research and development of wavelet technology information access or media distribution products. Instead, we rely on a close relationship with Summus Ltd., a leader in wavelet compression solutions for multimedia. Summus Ltd. was founded by Dr. Bjorn Jawerth, the founder and a pioneer of the field of wavelet mathematics. Summus Ltd. has been applying wavelet theory for military and commercial applications. We believe Summus'
Dynamic Wavelet technology is currently more advanced than the wavelet technology of Summus' competition.

         As a service provider using leading edge media delivery technology to implement and differentiate our services, our potential for success is substantially tied to Summus' research and development progress. However, we anticipate our services will use both proprietary technology licensed from Summus and generally available, licensable Internet technology


                                     11/80

                                                              Item 1.  Business.



         Summus has a limited track record in developing generally available commercial software products; however, it has applied its Dynamic Wavelet technology and intelligent information access expertise in defense-related and contract research projects with success. In the last two years, Summus has focused on commercial applications. In doing so, it has not developed commercial products as quickly as we anticipated in 1999 when we first entered into agreements with Summus. Summus is currently developing a suite of products labeled MaxxSystem. To develop MaxxSystem, Summus has recently expanded its management team and product development organization to develop this suite of software products. Limited financial resources may limit Summus' ability to develop products.


INTELLECTUAL PROPERTY

         We do not hold any patents nor do we hold any trademark or servicemark registrations. We do not have any U.S. patent applications pending. We recently filed a US servicemark application for Rich Media Direct(SM) and we intend to file applications for the same mark in strategic foreign countries. There is no assurance, however, that our servicemark application will result in our service mark being approved.

         Our success and ability to compete are substantially dependent upon technology and intellectual property. While we will rely on copyright, trade secret and trademark law to protect our technology and intellectual property, we believe that factors such as the technological and creative skills of our personnel, new service developments and frequent service enhancements are more essential than establishing and maintaining an intellectual property leadership position.

         We anticipate entering into confidentiality agreements with our employees and consultants. We will implement confidentiality agreements, which require our employees and consultants to hold in confidence and not disclose any of our proprietary information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we will take might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

         We will collect and use data derived from our clients, within the limits assigned by Truste - an online privacy rights organization. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with customers, including copyright or trademark infringement, invasion of privacy, or other legal theories. Our insurance may not cover potential claims of this type or may not be adequate to protect us for all liability that may be imposed.

         Substantial litigation regarding intellectual property rights exists in the technology industry. From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us or to Summus. We and/or Summus may increasingly face infringement claims as the number of competitors in our industry segments grows and the functionality of products and services in different industry segments overlaps. In addition, we believe

                                     12/80

                                                              Item 1.  Business.


that many of our competitors have filed or intend to file patent applications that may claim infringement via intellectual property developed by Summus. Although we have not been party to any litigation asserting claims that allege infringement of intellectual property rights, we may be party to litigation in the future. Any third party claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against us or Summus could harm our future competitiveness and profitability.

NEW AGREEMENTS WITH SUMMUS


         To facilitate the implementation of our business plan, in February of 2000, we entered into a Master Agreement with Summus Ltd. ("Summus"). The Master Agreement includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and a Revenue Sharing Agreement ("RSA") (collectively with the Master Agreement and a letter agreement between High Speed and Summus, dated March 13, 2000, the "New Agreements"). The New Agreements entirely replace the Marketing License Agreement and the related agreements incorporated by it or referenced by it, and replace the various letter agreements between Summus and us concerning one potential customer, Samsung Electronics of America, Inc. (collectively, the "Terminated Agreements").


         The New Agreements with Summus give us a nonexclusive license to Summus' current and future products for digital content management solutions for rich media distribution through the ability to create multiple rich media data types (audio, video, animation, and graphics). Summus' system leverages the high compression, high quality nature of Dynamic Wavelets and intelligent information access technology. Summus' solution implementing these features is called MaxxSystem. MaxxSystem allows rich media advertising to be attached to e-mails or streamed from websites. The New Agreements give us non-exclusive rights to distribute dynamic wavelet encoded content over the Internet or over private network environments, using MaxxSystem for the purposes of advertising or content delivery.

         Our use of MaxxSystem requires us to make ongoing royalty payments of ten percent (10%) of the revenues we generate from the use of Summus' technology. No royalty is payable by us until our cumulative revenue exceeds $10 million.

         Under the New Agreements we also have: (i) rights to maintenance, support, and any new versions of MaxxSystem at an annual fee, although this fee is waived for the first year; and (ii) the right to make a public announcement of our use of MaxxSystem two weeks in advance of our competition. The capabilities of MaxxSystem will allow us to offer a variety of customized services for advertising and content delivery.

         The term of the New Agreements is six years, three years longer than the Terminated Agreements. The New Agreements give us access to software support and upgrades from Summus Ltd. We had no maintenance support rights under the Terminated Agreements.

         Under the New Agreements, we have the right to maintenance and all upgrades for six years. For software support and upgrades, we will pay, on an annual basis, a percentage of the upfront license fee. Use of MaxxSystem requires that we pay an upfront license fee, however, this upfront fee was

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
                                                              Item 1.  Business.

waived in consideration for payments we made under the Terminated Agreements. We will pay $180,000 annually for maintenance and upgrades. This amount cannot increase at a rate greater than a U.S. government published inflationary index. Summus waived this fee for the first year. Support from Summus will include the following:

              -            Level 2 and 3 support

              - Upgrades or `dot' releases of the software system or components of the software system. These are upgrades that increment to the right of the 'dot' (i.e. Version 1.2 to 1.3)

              - Generational releases of the software system. These are upgrades to the left of the 'dot' (i.e. Version
                           2.0 to 3.0)


         We do not have an exclusive license to MaxxSystem or any other Summus product or technology. Instead, Summus has agreed to pay us 20% of all revenues that Summus receives during the six year term of the New Agreements from third party licensees of MaxxSystem who also operate as a service bureau. Summus has agreed that neither Summus or its affiliates will operate as an internet advertising service bureau during the term of the new Agreements. Further, Summus has also agreed that until July 1, 2001, it will not license MaxxSystem to others for internet advertising service bureau use. Summus has not generated any revenue with MaxxSystem because the system is still under development.


         During the six year term of the New Agreements, for all qualified engagements that we refer to Summus for technology licensing, consulting or other products and/or service sales, Summus will pay us 15% of the revenue received from such engagements during the first year of the agreement between Summus and the customer.

         Under the New Agreements, we and Summus have agreed to a mutual revenue sharing arrangement for all revenues derived from Samsung Electronics of America, Inc. We have entered into a letter of intent by and among Samsung, Summus, and High Speed. There can be no assurance that the letter of intent will result in an agreement with Samsung or actual revenues for us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments."

         Under the Samsung provisions, Summus will pay us 50% of the revenue it receives from Samsung during the first and second years of an agreement between Summus and Samsung; Summus will pay us 40% of the revenue it receives during the third year; and Summus will pay us 20% of the revenue it receives during the fourth, fifth, and sixth years. Similarly, we will pay Summus 50% of the revenue we receive from Samsung during the first and second years of an agreement between High Speed and Samsung; we will pay Summus 40% of the revenue we receive during the third year; and we will pay Summus 20% of the revenue we receive during the fourth, fifth, and sixth years. There can be no assurance that either Summus or High Speed will enter into any agreement with Samsung.


                                     14/80

                                                              Item 1.  Business.

TERMINATION OF THE MARKETING LICENSE AGREEMENT

         The New Agreements replace entirely the Terminated Agreements. The Terminated Agreements gave us certain exclusive and non-exclusive rights to market and distribute Summus products and technology. We no longer have these rights. Our former rights included:

              - Exclusive rights to license a streaming product demonstration utilizing Summus wavelet technology
              - Non-exclusive rights to license maxxNote 1.0 and 2.0 (a videomail product)
              - Non-exclusive rights to license 4U2C - an image compression tool
              - Non-exclusive rights to license version 1.0 of a video conferencing product

         To date we have not used these rights to generate revenue in the marketplace.

SUMMUS LTD. OVERVIEW.

         This section describes material information concerning the business and products of Summus. This information is included because our future ability to deliver our services and execute our business plan depends in part upon Summus products and technology.

         HISTORY OF SUMMUS LTD. Historically, since its founding in 1991, Summus' business has focused on contract engineering and research and development for the Department of Defense. These projects included battlefield and armament imaging and object recognition. Other public sector projects include real-time imaging from vehicles over limited-bandwidth private radio systems and applying Summus' wavelet technology to space programs where it achieved large scale image compression for a space probe scheduled to launch for a comet investigation.

         As of January 31, 2000, Summus employs 45 persons on a full time basis and has one part time employee. A majority of Summus' shares are owned by its founder, Dr. Bjorn Jawerth, and there is no public market for Summus shares. Summus is a private corporation in the state of Delaware. Although we own 167,000 shares of Summus Common Stock and Summus owns 8,574,360 shares of our Common Stock, Summus is an independent entity from High Speed. Except as provided in the agreements between us and Summus that are described in this document, we have no rights to any products or technology of Summus. Our 167,000 shares of Summus Common Stock constituted approximately 14.0% of the issued and outstanding shares of Summus at January 31, 2000. When options, warrants and convertible securities are taken into account, we owned only 12.8% of Summus' shares on a fully diluted basis at January 31, 2000. Summus will continue to seek to raise capital to support its investment in research and product development. Therefore, there is potential future dilution to our ownership position in Summus.

         In 1998, Summus commercialized some of its technology through software development kits and licensed its technology using the software development kits to companies such as Corel, Fuji and Symbol. Summus' business plan calls for continued commercialization of its technology and expansion into the commercial products market and Internet solution business. Specific Summus' objectives

                                     15/80

                                                              Item 1.  Business.

include creating widespread use and ubiquity of its wavelet technology through licensing and distribution and completion of its MaxxSystem for digital media distribution and management.

         SUMMUS DYNAMIC WAVELET TECHNOLOGY. Summus' wavelet solutions utilize image outlines or edges as the basis for information processing in a way similar to how human vision works. This natural basis for compression and decompression allows Summus to achieve compression ratios that are among the highest in the industry, while preserving image and video quality. Most standard Internet compression solutions utilize Discrete Cosine Transforms ("DCT") or fractal compression that results in a blocky affect after compression. In contrast, Summus' wavelet solution maintains a fidelity that is void of blocky artifacts and is visually appealing. In addition, Summus' wavelet solution gives the user powerful and faster functionality for manipulating the image after compression, for applications such as pattern recognition, motion compensation and contrast adjustments.

         In summary, Summus' Dynamic Wavelets can:

         -        Allow  fast  upload  and  download  of  media  over   existing
                  connections

         - Require less buffering for streaming and produce faster rendering for browsers

         -        Provide higher quality compression than existing encoders

         -        Lower file storage footprint for existing media

         -        Reduce end-user and hosted server storage costs

         -        Reduce end-user and hosted network data load costs

         -        Require less CPU processing cycles

                                     16/80

                                                                    Risk Factors

RISK FACTORS

         This Form 10 contains forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and actual actions or results may differ materially. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise, unless required by law.

         You should carefully consider the risks described below, together with all of the other information included in this Form 10, before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or operating results could be harmed. In such case, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO SUMMUS LTD.

         OUR CURRENT SYSTEM REQUIRES ENHANCEMENTS TO ALLOW US TO PROVIDE SERVICES THAT WILL REMAIN ATTRACTIVE TO POTENTIAL CUSTOMERS.

         Our current system only allows us to provide services for customers to attach rich media advertising to e-mails. We believe this capability will need to be enhanced for us to remain competitive.

         WE DO NOT  DEVELOP THE  TECHNOLOGY  NECESSARY  TO EXECUTE OUR  BUSINESS
PLAN.

         All the technology we currently use has been developed by Summus Ltd. We have no technology development capability and all enhancements and new technology we need to execute our business plan will depend upon Summus or third parties being able to develop such enhancements and new technology. Any unfavorable developments at Summus that may delay or prevent development of Summus' products would have a material adverse effect on us.

         OUR TECHNOLOGY SUPPLIER, SUMMUS, HAS NO CONTRACTUAL OBLIGATION TO DELIVER NEW TECHNOLOGY OR ENHANCEMENTS TO US.

         The agreements between Summus and us give us nonexclusive rights to certain technology of Summus if it is developed, but the agreements create no contractual obligation by Summus to develop technology for us other than MaxxSystem. Summus may fail to develop technology in time for us to sell products and generate revenue and future delays could have a material adverse effect on our business.


                                     17/80

                                                                    Risk Factors

         WE HAVE LIMITED RIGHTS TO SUMMUS TECHNOLOGY AND OUR RIGHTS ARE NONEXCLUSIVE.


         Our rights to Summus' technology are limited to those rights defined in the agreements between Summus and us. In addition, our rights are nonexclusive. After July 1, 2001, Summus is free to license MaxxSystem to our competitors.


         CONFLICTS   OF   INTEREST   BETWEEN   SUMMUS   AND  US  MAY  LIMIT  OUR
OPPORTUNITIES.

         As of February 10, 2000, Summus held 8,574,360 shares of our Common Stock (40.7% of our outstanding Common Stock, and 39.1% on a fully diluted basis). Summus also has the right to vote an additional 2,792,167 shares of our Common Stock under voting agreements with and/or proxies from 17 persons. Total Summus voting power is 54.0% of our outstanding Common Stock. Two members of our Board of Directors are officers of Summus. In addition, one of our officers owns Summus stock and stock options and both of our officers were formerly employed by Summus. Furthermore, Alan Kleinmaier, who is our Acting CFO and our Executive Vice President, Secretary and Treasurer, is the Acting CFO of Summus. If Summus decides that our business conflicts with the interests of Summus, conflict of interests between us and our major shareholder, our Board members, and our officers, may limit our ability to operate in a way that is contrary to the interest of Summus.

         If Summus changes its technology development direction, we could be deprived of vital technology.

         Even if Summus grows and is successful, Summus could decide to dedicate its development resources to applications that are not useful to us. In that case, we would not benefit from improvements that are necessary for us to remain competitive.

         OUR RELATIONSHIP WITH SUMMUS MAY PREVENT US FROM ENTERING INTO STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES.

         It may be in our interest to enter into strategic relationships with companies that are competitive with Summus or that otherwise would not want to have a relationship with us because of our relationship with Summus. Our relationship with Summus, therefore, could cause us to miss opportunities to enter into strategic alliances with other companies that would be of greater value to us.

         SALES OF OUR SHARES BY SUMMUS MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

         As of February 10, 2000, Summus owns 8,574,360 shares of our Common Stock. Summus has sold 2,415,000 shares of our Common Stock since August 25, 1999 for prices ranging from $1.35 to $8.50 per share. Our shares are the primary liquid asset of Summus, which may sell more of our shares to finance its own operations. Future sales of our shares by Summus could adversely affect the market price of our Common Stock.

                                     18/80

                                                                    Risk Factors


         SHAREHOLDERS MAY BE UNABLE TO EXERCISE CONTROL BECAUSE SUMMUS OWNS A LARGE PERCENTAGE OF OUR STOCK.

         As of February 10, 2000, our strategic partner and technology source, Summus, owns 8,574,360 shares of our Common Stock (40.7% of our outstanding Common Stock, and 39.1% on a fully diluted basis). Dr. Bjorn Jawerth, the founder and chairman of the Board of Summus, beneficially owns approximately 39.1% of our Common Stock. Summus also has the right to vote an additional 2,792,167 shares of our Common Stock under voting agreements with and/or proxies from 17 persons. Total Summus voting power is 54.0% of our outstanding Common Stock. As a result, Dr. Jawerth and Summus will have significant influence to:

                 -         Elect or defeat the election of our directors;

                 -         Amend  or  prevent   amendment  of  our  articles  of
                           incorporation or bylaws;

                 - Effect or prevent a merger, sale of assets or other corporate transaction; and

                 - Control the outcome of any other matter submitted to the shareholders for vote.

         WE NEED TO ENTER INTO ADDITIONAL STRATEGIC RELATIONSHIPS TO IMPLEMENT OUR BUSINESS PLAN.

         In addition to our relationship with Summus, we believe we will need strategic relationships with other entities to help us:

                 -         Maximize    adoption   of   our   services    through
                           distribution arrangements;

                 - Increase the type of rich media content developed or hosted;

                 - Increase the amount and availability of compelling media content available for our rich media direct marketing services to help boost demand for our services;

                 -         Enhance our brand;

                 - Expand the range of commercial activities based on our technology;

                 - Expand the distribution of our rich media direct marketing without a degradation in fidelity; and

                 -         Increase the performance and utility of our services.

         Many of these goals are beyond our resources. We anticipate that the efforts of our strategic partners will become more important as the multimedia experience over the Internet matures. For example, we may become more reliant on strategic partners to provide multimedia content, provide more secure and

                                     19/80

                                                                    Risk Factors

easy-to-use electronic commerce solutions and build out the necessary infrastructure for media delivery. We may not be successful in forming strategic relationships. In addition, the efforts of our strategic partners may be unsuccessful. Furthermore, these strategic relationships may be terminated before we realize any benefit.


RISK RELATED TO OTCBB STATUS AND MARKET FACTORS

         OUR STOCK MAY CEASE TO BE QUOTED IN THE OTCBB.

         Under current rules, our Common Stock will cease to be quoted on the OTCBB if our Form 10 filed with the Securities and Exchange Commission does not clear comments and become effective on or before May 17, 2000. There can be no assurance our Form 10 will become effective before this date. If our stock ceases to be quoted on the OTCBB, our shareholders are likely to lose liquidity, and as trading volume decreases the market price of our stock is likely to decrease substantially. In addition, if our Form 10 does not become effective on or before April 17, 2000, our stock will trade with a warning that it may cease to be quoted on the OTCBB. If that occurs, some shareholders may sell their shares and price of our stock may decline as a result even if our stock continues to be quoted on the OTCBB.

         OUR STOCK PRICE MAY BE VOLATILE.

         The trading price of our Common Stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended January 29, 2000, the price of our Common Stock ranged from $1.125 to $31.875 per share. We are not aware of any reason for the increase in the price of our stock. Our stock price could be subject to wide fluctuations in response to factors such as:

                 -         Actual  or   anticipated   variations   in  quarterly
                           operating results;

                 -         Announcements  of  technological   innovations,   new
                           products or services by us or our competitors;

                 - Changes in financial estimates or recommendations by securities analysts;

                 -         The addition or loss of strategic relationships;

                 - Conditions or trends in the Internet, rich media delivery and on-line commerce markets;

                 - Changes in the market valuations of other Internet, on-line service or software companies;

                 - Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

                 -         Legal or regulatory developments;

                 -         Additions or departures of key personnel;

                                     20/80

                                                                    Risk Factors

                 -         Sales of our Common Stock;

                 -         General market conditions;

                 - Better understanding of our business by the investing public as the information disclosed in this document becomes available to the market.

         In addition, the stock market in general, and the Over the Counter Bulletin Board (OTCBB) and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

         THE OTCBB MAY LIMIT THE VALUE OF OUR STOCK.

         Our shares are traded on the Over the Counter Bulletin Board (OTCBB), an electronic quotation service. Approximately 23 broker-dealer firms are currently market makers for our Common Stock. The OTCBB does not impose listing standards or requirements, does not provide automatic trade executions and does not maintain relationships with quoted issuers. Stocks traded on the OTCBB may face a loss of market makers, lack of readily available bid and ask prices for its stock, experience a greater spread between the bid and ask price of its stock and a general loss of liquidity with its stock. In addition, many investors have policies against purchasing or holding OTCBB securities. Both trading volume and the market value of the securities have been, and will continue to be, affected by trading on the OTCBB.

         As an OTCBB company, the market price of our securities has the potential to be very volatile as a result of many factors, some of which are outside of our control, including, but not limited to, quarterly variations in financial results, announcements by us, our competitors, partners, customers, potential customers or government agencies and predictions by industry analysts, as well as general economic conditions. Sales by our existing stockholders
(including Summus), trading by short-sellers and other market factors may adversely affect the market price of our securities. Any or all these risks have had and are likely to have a material adverse affect on the market price of our securities. With the potential for substantially lower trading volumes that may occur because we are an OTCBB company, the foregoing factors would then have a greater adverse impact on the market price of the our securities.

RISKS RELATED TO FINANCIAL RESULTS AND CONDITION

         WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         We have a limited operating history because we terminated operations in all market segments during the fourth quarter 1998. In the third quarter of 1999, we began preparations to enter the Internet rich media delivery services market. We have extremely limited financial results on which future performance can be predicted. Our prospects must be considered in light of the risks,

                                     21/80

                                                                    Risk Factors

expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, such as, Internet advertising, media delivery systems and electronic commerce.

         To address the risks and uncertainties we face, we must:

                - establish and maintain market acceptance of our services and convert that acceptance into direct and indirect sources of revenues;

                -          establish    target    markets   and    channels   of
                           distributions to those markets;

                -          establish, maintain and develop our brand name;

                - timely and successfully develop new services and increase the value of existing services;

                -          successfully respond to competition; and

                -          develop  and  maintain  strategic   relationships  to
                           enhance the distribution, features and utility of our services.

         Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will harm our business.

         WE LACK SUFFICIENT FINANCIAL RESOURCES TO IMPLEMENT OUR BUSINESS PLAN.

         At January 31, 2000, we had approximately $200,000 of cash. Summus has advanced us $154,000 since August 25, 1999 to allow us to pay our expenses. We have no commitment from Summus to continue to advance money to sustain operations. Therefore, to implement our business plan we will need to raise additional capital in the near future from investors other than Summus. There can be no assurance that we will be able to raise capital on terms that are favorable to us. We may be forced to sell shares at prices below the market price of our stock on the OTCBB. Our sale of shares of capital stock to finance implementation of our business plan will dilute the ownership of our existing shareholders.

         WE HAVE A HISTORY OF LOSSES AND MAY NOT BECOME PROFITABLE.

         We have not yet generated any revenue in the rich media delivery services market and we may never become profitable. As of December 31, 1999, we had an accumulated deficit of approximately $11.8 million dollars. We will devote significant resources to enhancing, selling, marketing and delivering our services. As a result, we will need to generate significant revenues to achieve profitability. We may not achieve a growth pattern or generate sufficient revenues to begin, sustain or increase profitability on a quarterly or annual basis in the future.

         OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

         As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These

                                     22/80

                                                                    Risk Factors

fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

                 - How and when we introduce new services and enhance these services;

                 - The timing and success of our brand building and marketing campaigns;

                 - Our ability to establish and maintain strategic relationships;

                 -         Our  ability  to   attract,   train  and  retain  key
                           personnel;

                 -         The demand for Internet advertising and sponsorships;

                 -         The   emergence  and  success  of  new  and  existing
                           competition;

                 - Varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the hiring of new employees;

                 -         Technical  difficulties  with  our  services,  system
                           downtime,   system  failures  or   interruptions   in
                           Internet access;

                 - Costs related to the acquisition of businesses or technology; and

                 -         Costs  of  litigation   and   intellectual   property
                           protection.

         In addition, because the market for our services is relatively new and rapidly changing, it is difficult to predict future financial results. Our sales and marketing efforts, and business expenditures generally, are partially based on predictions regarding certain developments for rich media delivery services. To the extent that these predictions prove inaccurate, our revenues and operating expenses may fluctuate.

         For these reasons, investors should not rely on period-to-period comparisons of our financial results as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our Common Stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

RISKS RELATED TO OUR OPERATIONS

         WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN THE RICH MEDIA DIRECT MARKETING MARKET.

         The market for software and services for rich media advertising and direct marketing over the Internet is relatively new, constantly changing and competitive. Rich media direct marketing services are a specialized form of Internet media delivery, regardless of whether such delivery is via downloading or streaming.


                                     23/80

                                                                    Risk Factors

         Our services may apply a direct response advertising model to Internet e-mail advertising by adding media content to enhance the viewer's experience and give the viewer the option to choose to obtain more information, provide feedback, or even make a purchase decision. We do not know whether the direct response model will be accepted for Internet e-mail advertising. Furthermore, we do not know whether there is a sustainable market for these services. Even if that market exists, we may be unable to develop a revenue model or sufficient demand to take advantage of the market opportunity.

         Our business success depends on the general growth of Internet advertising and website content distribution. While Internet advertising revenues across the industry continue to grow, the number of services competing for advertising revenues is also growing. Other Internet content and advertising services that compete with our service may be more attractive to advertisers, which would harm our business.

         Our rich media delivery service will also compete with traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Our advertising sales force and infrastructure are still in early stages of development relative to those of our competitors. We cannot be certain that advertisers will place advertising with us or that revenues derived from such advertising will be meaningful. If we lose advertising customers, fail to attract new customers, are forced to reduce advertising rates or otherwise modify our rate structure to retain or attract customers, our business could be harmed.

         Increased competition may result in price reductions, reduced margins, loss of market share, loss of customers, and a change in our business and marketing strategies, any of which could harm our business.

         WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES THAT OPERATE IN THE BROADER MEDIA DELIVERY MARKET.

         Our rich media delivery services are a specialized form of Internet media delivery because our services target multimedia messages to end users based on user preferences - a concept known as microcasting. In contrast, the broader general media delivery market offers capability to deliver media over the Internet for a variety of purposes, including the potential capability to deliver media in a similar fashion. The technology providing the foundation for our Rich Media Direct Service competes in this general media delivery market.

         As media delivery evolves into a central component of the Internet experience, more companies are entering the market for, and are expending increasing resources to develop, media delivery software and services. We expect that competition will continue to intensify in the general media delivery market. This increases the chance that companies operating in the general media delivery market will target niche applications such as the one that we intend to enter.

         Many of our potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do.

                                     24/80

                                                                    Risk Factors

The competitive environment may require us to make changes in our services or marketing to maintain and extend our current brand and technology franchise. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, impact our margins or lead to a reduction in our market share, any of which will harm our business.

         WE MAY NOT SUCCESSFULLY DEVELOP NEW SERVICES.

         To date, technology we license from Summus only allows rich media messages to be attached to emails. Our growth depends on our ability to license from Summus other media distribution and management solutions. Our business and operating results would be harmed if we fail to develop services that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. We may not timely and successfully identify, develop and market new service opportunities. If we introduce new services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

         Because the markets for our services are rapidly changing, we must develop new offerings quickly. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our services also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the services or lawsuits by customers.


         WE DEPEND ON KEY PERSONNEL WHO MAY LEAVE US AT ANY TIME.

         Our success substantially depends on the continued employment of our executive officers and key employees, particularly Andrew Fox, our acting CEO and President. The loss of the services of Mr. Fox or any of our other executive officers or key employees could harm our business.

         None of our executive officers has a contract that guarantees employment. Summus will provide "key person" life insurance policies on Mr. Fox and Mr. Kleinmaier for us until we put our own policy in place. We do not have noncompete clauses in our contracts with our officers.

         WE DO NOT HAVE THE KEY EMPLOYEES REQUIRED TO IMPLEMENT OUR BUSINESS PLAN AND WE MUST RECRUIT AN ENTIRE NEW TEAM.

         We have only three employees. Key officers, including Andrew Fox, acting President and CEO, and Alan Kleinmaier, (acting CFO), will have to be replaced with a permanent CEO and CFO. In addition, an entire marketing, service and financial staff must be recruited. There is a very limited number of people with experience in Internet marketing and service. In addition, since we lack an operating history or financial resources, people we desire to recruit may not find us to be an attractive employer. Therefore, we may not be able to recruit the team required to implement our business plan.

         Our success also depends on our ability to attract, train and retain qualified personnel, specifically those with management and service provider skills. In particular, we must hire skilled technology employees to establish our service business. Competition for such personnel is intense, particularly in high-technology centers such as the Research Triangle Park and surrounding cities of Raleigh, Durham, and Chapel Hill, North Carolina.

                                     25/80

                                                                    Risk Factors

         In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of stock options they may receive in connection with their employment. As a result of potential volatility in our stock price because we are an OTCBB company, we may be disadvantaged in competing with companies that have not experienced similar volatility or that have not yet sold their stock publicly. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

         WE CURRENTLY LACK EQUIPMENT AND SYSTEMS TO IMPLEMENT OUR BUSINESS PLAN.

         We are entering a new market with a new business plan. We currently lack the underlying infrastructure and service network as well as employees needed to manage these systems. Our inability to successfully implement these systems in a timely fashion could impede our ability to grow our business and could harm revenue generation.

         We are in the process of implementing new management information software systems. This will affect many aspects of our business, including our accounting, operations, electronic commerce, customer service, purchasing, sales and marketing functions. The purchase, implementation and testing of these systems will require significant capital expenditures and could disrupt our day-to-day operations. If these systems are not implemented as expected, our ability to provide services to our customers on a timely basis will suffer and delays in the recording and reporting of our operating results could occur.

         OUR BUSINESS WILL SUFFER IF OUR SYSTEMS FAIL OR BECOME UNAVAILABLE.

         A reduction in the performance, reliability and availability of our websites and network infrastructure once acquired will harm our ability to distribute our services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Our computer and communications infrastructure is located at a single leased facility in Raleigh. Due to insufficient capital, we do not plan to have fully redundant systems. We currently lack a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage.

         Our electronic commerce and digital distribution activities will be managed by sophisticated software and computer systems to be acquired when we raise capital. We may encounter delays in developing or upgrading these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of our services or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our services and websites could be less attractive to such entities or individuals and our business would be harmed.

         A sudden and significant increase in traffic on our websites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system

                                     26/80

                                                                    Risk Factors

failures. Our operations will also depend on receipt of timely content feeds from our content providers, and any failure or delay in the transmission or receipt of such content feeds could disrupt our operations. We will depend on Web browsers, ISPs and on-line service providers who have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. In addition, ISPs could temporarily interrupt our website operations in response to a heavy load of rich media content transmission. These types of interruptions could continue or increase in the future.

         OUR NETWORK WILL BE SUBJECT TO SECURITY RISKS THAT COULD HARM OUR REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY

         On-line commerce and communications depend on the ability to transmit confidential information securely over public networks. Any compromise of our ability to transmit confidential information securely, and costs associated with preventing or eliminating any problems, could harm our business. On-line transmissions are subject to a number of security risks, including:

         - our own or licensed encryption and authentication technology may be compromised, breached or otherwise be insufficient to ensure the security of customer information;

         - we could experience unauthorized access, computer viruses and other disruptive problems, whether intentional or accidental;

         -        a third party  could  circumvent  our  security  measures  and
                  misappropriate    proprietary    information    or   interrupt
                  operations; and

          - credit card companies could restrict on-line credit card transactions.

         The occurrence of any of these or similar events could damage our reputation and expose us to litigation or liability. We may also be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches.

         WE WILL RELY ON CONTENT PROVIDED BY THIRD PARTIES TO INCREASE MARKET ACCEPTANCE OF OUR SERVICES.

         If third parties do not develop or offer compelling content to be delivered over the Internet, our business will be harmed and our services may not achieve or sustain broad market acceptance. We and our advertisers and content creators will rely on third-party content providers, such as radio and television stations, record labels, media companies, websites and other companies, to develop and offer content in our formats that can be delivered using our media delivery services and viewed using our microcasting services. We cannot guarantee that third-party content providers will decide to rely on our technology or offer compelling content in our formats to encourage and sustain broad market acceptance of our services. Their failure to do so would harm our business.

                                     27/80

                                                                    Risk Factors

RISKS RELATED TO OUR INDUSTRY

         THE GROWTH OF OUR BUSINESS DEPENDS ON THE INCREASED USE OF THE INTERNET FOR COMMUNICATIONS, ELECTRONIC COMMERCE AND ADVERTISING.

         The growth of our business will depend on the continued growth of the Internet as a medium for communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services. Our success will also depend on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. The Internet may not be accepted as a viable commercial medium for broadcasting multimedia content or media delivery for a number of reasons, including:

         -        potentially    inadequate   development   of   the   necessary
                  infrastructure to accommodate growth in the number of users and Internet traffic;

         -        lack  of   acceptance   of  the   Internet  as  a  medium  for
                  distributing streaming media content or for media delivery;

         -        unavailability of compelling multimedia content;

         -        inadequate commercial support for Internet-based  advertising;
                  and

         - delays in the development or adoption of new technological standards and protocols or increased governmental regulation, which could inhibit the growth and use of the Internet.

         In addition, we believe that other Internet-related issues, such as security, reliability, cost, ease of use and quality of service and privacy remain largely unresolved and may affect the amount of business that is conducted over the Internet.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, websites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our services and websites, could grow more slowly or decline.

         OUR  INDUSTRY  IS   EXPERIENCING   CONSOLIDATION   THAT  MAY  INTENSIFY
COMPETITION.

         The   Internet   industry   has   recently   experienced    substantial
consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

                                     28/80

                                                                    Risk Factors

         - competitors could acquire or partner with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of these distribution channels;

         - competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in our formats, thus decreasing the use of our services to distribute and experience the content that audiences most desire, and hurting our ability to attract advertisers to our rich media advertising offerings;

         - a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our services;

         -        A  competitor  could  acquire  similar  wavelet   intellectual
                  property and develop a similar business and offering.

         Recent announcements and consolidations that could adversely affect our business include:

         - Microsoft's strategic investments in broadband initiatives, including its recently announced $5 billion investment in AT&T;

         - AT&T's acquisition of TCI and its announcement that it will acquire MediaOne Communications;

         -        At Home's acquisition of Excite;

         -        Yahoo!'s acquisitions of Broadcast.com and GeoCities;

         - The Walt Disney Company's recent announcement that it intends to combine its Internet assets with, and acquire a majority ownership of, Infoseek, and create a single business called go.com;

         - NBC's announcement that it intends to merge its Internet assets with XOOM.com, Inc. and Snap.com, a subsidiary of CNET;

         - RealNetworks announcement of a strategic partnership with DoubleClick;

         -        IBM's  recent  announcement  of a  partnership  with  Olgivy &
                  Mathers; and

         -        AOL and Time-Warner's announced merger.

         CHANGES IN NETWORK INFRASTRUCTURE, TRANSMISSION METHODS AND BROADBAND TECHNOLOGIES POSE RISKS TO OUR BUSINESS.

         We believe that increased Internet use may depend on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband access becomes widely available, we believe it

                                     29/80

                                                                    Risk Factors

presents a significant business challenge for us. Development of rich media services for a broadband transmission infrastructure involves a number of additional risks, including:

         -        changes in content delivery methods and protocols;

         - the emergence of new competitors, such as traditional media advertising companies as well as broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers;

         - the development of relationships by our current competitors with companies that have significant access to or control over the broadband transmission infrastructure or content;

         - the need to establish new relationships with non-PC based providers of broadband access, such as providers of television set-top boxes and cable television, some of which may compete with us; and

         - the general risks of new service development, including the challenges to develop error-free enhancements, develop compelling services and achieve market acceptance for these services.

         We will depend on the efforts of third parties to develop and provide a successful infrastructure for broadband transmission. Even if broadband access becomes widely available, heavy use of the Internet may negatively impact the quality of media delivered through broadband connections. If these third parties experience delays or difficulties establishing a widespread broadband transmission infrastructure or if heavy usage limits the broadband experience, the release of our rich media services for broadband transmission could be delayed. Even if a broadband transmission infrastructure is developed for widespread use, our services may not achieve market acceptance or generate sufficient revenues to offset our development costs.

RISKS RELATED TO LEGAL UNCERTAINTY

         WE ARE SUBJECT TO RISKS ASSOCIATED WITH GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES.

         Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our services. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet. These laws may relate to areas such as content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, encryption, use of key escrow data, caching of content by servers, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, e-mail, network and information security and the convergence of

                                     30/80

                                                                    Risk Factors

traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

         We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted.

         Changes to or the interpretation of these laws could:

         -        limit the growth of the Internet;

         - create uncertainty in the marketplace that could reduce demand for our services;

         -        increase our cost of doing business;

         - expose us to significant liabilities associated with content available on our websites or distributed or accessed through our services; or

         - lead to increased service delivery costs, or otherwise harm our business.

         On October 28, 1998, the Digital Millennium Copyright Act (DMCA) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and customers or our rich media services will be required to pay licensing fees for sound recordings we deliver in original and archived programming. The DMCA does not specify the rate and terms of the licenses, which will be determined either through voluntary inter-industry negotiations or arbitration. We currently anticipate that representatives of the webcasting industry will engage in arbitration with the Recording Industry Association of America to determine what, if any, licensee fee should be paid. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers.

         The Child Online Protection Act and the Child Online Privacy Protection Act (COPA) were enacted in October 1998. The COPA impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly collect and disclose personal information from such minors. The manner in which the COPA may be interpreted and enforced cannot be fully determined, and future

                                     31/80

                                                                    Risk Factors

legislation similar to the COPA could subject us to potential liability, which in turn could harm our business. Such laws could also damage the growth of the Internet generally and decrease the demand for our services.

         OUR EFFORTS TO PROTECT OUR TRADEMARKS MAY NOT BE ADEQUATE TO PREVENT THIRD PARTIES FROM MISAPPROPRIATING OUR INTELLECTUAL PROPERTY RIGHTS.

         The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to deter misappropriation of our trademark rights. Although we do not believe that we have suffered any material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce our trademark rights. We have filed for registration of one of our servicemarks in the United States. In the future we may file for registration of our marks in Europe and Canada and other countries. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy our Rich Media Direct(SM) brand and our company name and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

         WE MAY BE SUBJECT TO ASSESSMENT OF SALES AND OTHER TAXES FOR THE SALE OF OUR SERVICES.

         We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our services in states and countries other than those in which we have offices or employees.

         In October 1998, the Internet Tax Freedom Act (ITFA) was signed into law. Among other things, the ITFA imposes a three-year moratorium on discriminatory taxes on electronic commerce. Nonetheless, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

         YEAR 2000 COMPLIANCE ISSUES COULD HARM OUR BUSINESS.

         We are in the process of assessing any potential Year 2000 issues associated with our envisioned services, and the computer systems, software, other property and equipment we plan to purchase and use. Despite our efforts, our envisioned services and systems, and those of third parties, including content providers, advertisers, affiliates and end users, may contain errors or faults with respect to the year 2000. Known or unknown errors or defects that affect the operation of our services and systems or those of third parties could result in delay or loss of revenues, interruptions of services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs and litigation costs, any of which could harm our business.


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                                                                    Risk Factors

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

         We have made forward-looking statements in this document, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future business success or financial results. Such forward-looking statements include, but are not limited to, statements as to our expectations regarding:

         - the future development and growth of, and opportunities for rich media advertising and content distribution services, the Internet and the on-line media delivery market;

         - the future adoption of our planned future services and technologies;

         -        future revenue opportunities;

         -        the establishment and future growth of our customer base;

         - our ability to successfully develop and introduce future services;

         -        future international revenues;

         -        future expense levels  (including  cost of revenues,  research
                  and   development,   sales  and   marketing  and  general  and
                  administrative expenses);

         -        future sales and marketing efforts;

         -        future capital needs;

         -        the  future  of  our  relationships   with  Summus  and  other
                  companies;

         -        the effect of past and future acquisitions;

         - the future effectiveness of our intellectual property rights should we acquire any such rights;

         - the effect of any litigation in which we would become involved; and

         -        the effect of the Year 2000 situation.

         When we use words such as "believe," "expect" and "anticipate" or similar words, we are making forward-looking statements.

         You should note that an investment in our Common Stock involves certain risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this "Risk Factors" section and elsewhere in this Form 10.

                                     33/80

                                                                    Risk Factors

         We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. Before you invest in our Common Stock, you should be aware that the occurrence of the events described in this "Risk Factors" section and elsewhere in this Form 10 could materially and adversely affect our business, financial condition and operating results.


                                     34/80

                                                  Item 2.  Financial Information

ITEM 2. FINANCIAL INFORMATION

A.  SELECTED FINANCIAL DATA

         We derived the statement of operations data for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998 and December 31, 1999 from the audited financial statements included in this document.

         The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this document. All amounts, except per share amounts, are presented in dollars. No cash dividends have been declared or paid in any of the periods presented.

         We have been in existence since our original incorporation in 1984, however, we have had no substantial operations until 1998. We have audited financial statements of High Speed for 1996 and 1997. These audited financial statements present the audited balance sheets as of December 31, 1996 and December 31, 1997 and the related statements of operations and cash flows for each the two years in the period ended December 31, 1997, however, they show no assets or liabilities or no revenues or expenses and no activity in the capital accounts. Consequently, we have not presented statement of operations or balance sheet data for 1995, 1996, or 1997 in the following table of selected financial data because any amounts presented for these time periods would show zero amounts except for the outstanding shares of Common Stock. From the beginning of 1995 through the end of 1997, we had 5,000 shares of our Common Stock issued and outstanding.


                                     35/80

                                                 Item 2.  Financial Information.




   --------------------------------------------------------------------------------------------
                                                              Year Ended            Year Ended
                                                             December 31,          December 31,
                                                                 1998                  1999
   ---------------------------------------------------------------------------------------------
   Statement of Operations Data :
   ------------------------------
   Selling, general and administrative expenses                 $427,841            $7,488,627
   Interest expense                                                  ---             2,655,749
                                                             ---------------------------------
   Loss from continuing operations                              (427,841)          (10,144,376)
   Loss from discontinued operations                          (1,265,965)                  ---
                                                             ---------------------------------

   Net loss                                                  $(1,693,806)         $(10,144,376)
                                                             ==================================

   Per Share Amounts:
   ------------------
        Loss from continuing operations                           $(0.06)               $(0.53
        Loss from discontinued operations                         $(0.20)                  ---

   Net loss per share                                             $(0.26)               $(0.53)
                                                             ==================================

   Weighted average shares outstanding                         6,438,508            19,030,492
                                                             =================================


   Balance Sheet Data
   ------------------
   Cash and Cash Equivalents                                     $18,609              $248,740
   Total Assets                                                  $95,058             6,717,722



   Total Stockholders' (Deficit) Equity                        $(208,957)           $5,228,081
                                                             =================================



B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES, WHICH APPEAR ELSEWHERE IN THIS DOCUMENT. IT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS DOCUMENT, PARTICULARLY UNDER THE HEADING "RISK FACTORS."

OVERVIEW

         We are a development stage company, and as stated in Item 1 "Business," we did not operate as an active business for the majority of 1999. The statement of operations for the year ended December 31, 1999 reflect High Speed's efforts to launch a marketing and distribution company focused on licensing and reselling Summus Ltd. technology and products, granted through a Marketing License Agreement. See Item 1 "Business." During 1998, High Speed acquired, through an asset purchase, operated and terminated the business of Marketers World, Inc.



                                     36/80

                                                 Item 2.  Financial Information.

         In January of 2000, we launched a new Internet service for rich media direct marketing and content delivery. We plan to derive our revenues from providing a turnkey service for creation, hosting and delivery of rich media advertisements and content for customer campaigns. In addition, we plan to derive revenues from complementary services that are offered to customers such as call center routing and Voice Over IP services.

         We anticipate that revenues will result from revenue-sharing agreements as well as fixed rate pricing and flat fees. Revenues will be recognized when services are provided for initiating a campaign, when rich media advertisements are delivered and when results of a campaign (such as `revenue' or `reach') are reported.

         Our prospects must be considered in light of our limited operating history. We face all the risks and uncertainties of development-stage companies. Our future success depends upon, among other things, our ability to generate revenues from future customers. Specifically, we must:

         - Generate sales of our Rich Media Direct service to web properties, e-commerce companies and other entities interested in direct marketing on the Internet

         - Generate sales of our complementary service offerings such as content hosting, streaming, Voice-over-IP services and call center services

         - Add personnel to establish and begin operating our sales and marketing programs in connection with our Rich Media Direct service

         - Establish our ability to resell our services through reseller channels

RECENT DEVELOPMENTS

         We have recently accomplished a number of key milestones that are strategic to our business and revenue generation. Since the beginning of January 2000 we have:

         We have restructured our license agreement with Summus Ltd. See Item 1 "Business." The new agreements give High Speed a non-exclusive right to distribute wavelet encoded content over the Internet or over private network environments, for the purposes of advertising or content delivery. In addition, our license agreements give us a number of revenue sharing arrangements with third parties who license software from Summus for the same purpose. In addition, the revenue sharing agreements give us a percentage of the revenue Summus may derive from Samsung Electronics of America, Inc.

         We have entered into a "Letter of Intent" with Samsung Electronics of America, Inc. and Summus Ltd. The Letter of Intent covers certain business relationships, joint development agreements and other similar arrangements to integrate and optimize Summus Dynamic Wavelet technology on Samsung's DSP platform. Our role in these negotiations is as a marketing partner with revenue rights determined by the New Agreements that we have with Summus.

                                     37/80

                                                 Item 2.  Financial Information.

         We have entered into a "Letter of Intent" with BuyitNow. Upon the Letter of Intent becoming a definitive agreement we anticipate delivering rich media advertisements for BuyitNow E-commerce campaigns.

         There can be no assurance that any of these letters of intent will result in actual agreements or revenues for us.


         On February 28, 2000, we signed an agreement to sell 2,000 shares of Series A Convertible Preferred Stock to an investor at a price of $1,000 per share, resulting in $2,000,000 of financing. The rights of the Series A Convertible Preferred Stock include the following rights: (i) a cumulative dividend of $80.00 each year per share of Series A Convertible Preferred Stock, and we have the right to pay this dividend by issuing additional shares of Series A Convertible Preferred Stock; (ii) the right to convert the Series A Convertible Preferred Stock into shares of our Common Stock at a conversion price of $14.24, subject to antidilution adjustment in the case of Common Stock dividends, splits and reorganizations; and (iii) a liquidation preference of $1,000 per share of Series A Convertible Preferred Stock, plus accrued unpaid dividends, payable in the event of any liquidation, dissolution, or winding up of High Speed. After March 1, 2002, we have the right to redeem any outstanding shares of the Series A Convertible Preferred Stock at a redemption price of $1,000 per share of Series A Convertible Preferred Stock plus accrued dividends that have not been paid. A total of 10,000 shares of Series A Convertible Preferred Stock are authorized.


         The remainder of this Management's Discussion and Analysis of Financial Condition and Results of Operations should be read considering the brief history of High Speed as summarized below.

         High Speed was incorporated in 1984 and was inactive until it acquired all of the assets of Marketers World, Inc. ("MWI") on August 24, 1998. The acquisition was accounted for as reverse merger whereby MWI was treated for accounting purposes as the acquirer and High Speed as the acquiree since the sole shareholder of MWI owned approximately 90% of the outstanding shares of the combined company after the merger. The results of MWI have been presented as discontinued operations since all operating activity ceased as of December 31, 1998. The results of operations for the year ended December 31, 1999 relate solely to the operations of High Speed. Marketers World had no operating activity in 1999.

YEAR ENDED DECEMBER 31, 1999

         REVENUE

         We had no revenue during the year ended December 31, 1999, because we had no products to sell nor any capacity to provide services during this period.



                                     38/80

                                                 Item 2.  Financial Information.

         NET LOSS

         Our net loss during the year ended December 31, 1999 was $10,144,376, $.53 per share. The net loss was attributable to general and administrative expenses and non-cash interest expense.

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses were $7,488,627 for the year ended December 31, 1999. Of this amount, $5,698,038 relates to non-cash compensation and consulting costs related to the granting of stock options and stock awards to employees and stockholders for services rendered and the execution of stock subscription agreements with per share selling prices set below the traded value of the common stock. The stock options and stock awards vested upon issuance and had nominal or no exercise prices. Of this amount $91,250 has been netted against the non-cash charges resulting from the cancellation in 1999 of 555,000 shares of Common Stock that were originally issued in 1998 and 1999 and valued at $91,250. During 1999, it was determined that these services were not satisfactorily performed in 1998 and 1999 and therefore the common stock was voluntarily returned to us and canceled. The remaining balance of general and administrative expenses incurred during this period of approximately $1,790,589 related primarily to salary and other operating costs.


         INTEREST EXPENSE

         Non-cash interest expense of $2,655,749 was incurred relating to the issuance of convertible debentures during 1999 that included Common Stock conversion prices which were below the fair market value of the Common Stock on the date the debentures were issued. Since all of the debentures were convertible into Common Stock upon their issuance, the beneficial conversion feature of $2,655,749 that reflects the difference between the debentures' conversion prices and the fair market value of the Common Stock has been recorded as non-cash interest expense during the year ended December 31, 1999.

YEAR ENDED DECEMBER 31, 1998.

         REVENUES

         We had no revenues during the year ended December 31, 1998, because we had no products to sell nor any capacity to provide services during this period.

         NET LOSS

         Our net loss for the year ended December 31, 1998 was $1,693,806, which consisted of a net loss from continuing operations of $427,841 and a loss from discontinued operations of $1,265,965.

         The loss from continuing operations included non-cash compensation costs of $76,500 related to the granting of stock to employees for services rendered. The remaining loss was attributable to salary and other operating costs.

                                     39/80

                                                 Item 2.  Financial Information.


         The loss from discontinued operations of $1,265,965 reflects the operating results of MWI for the year ended December 31, 1998. MWI ceased all operating activity by the end of 1998. During 1998, MWI earned revenues of $1,335,300 and generated a loss from operations of $1,265,965. MWI incurred no operating costs subsequent to December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         Our operations to date have been primarily funded by private placements of shares of our Common Stock, related party loans and debentures. As of December 31, 1999, we had cash and cash equivalents of $248,740, and current liabilities of $1,489,691, resulting in a working capital deficiency of $1,240,951.

         Summus has funded itself in part by selling shares of our Common Stock that Summus owns. From August 25, 1999 to date, Summus has sold 2,415,000 shares of our Common Stock for an aggregate of $6,134,100. With less than $2.61 million of cash as of January 31, 2000, Summus lacks sufficient resources to continue to make loans to us.

         Net cash used in operating activities of $885,885 during the year ended December 31, 1999 reflects cash paid for salaries and our other operating expenses plus $60,000 paid to Summus as a prepaid royalty. The total amount of prepaid royalties paid to Summus as of September 30, 1999 is $4,528,125, which consists of: (i) the issuance of 1,500,000 shares of our Common Stock valued at $2,278,125; (ii) the $60,000 cash payment made by us to Summus; and (iii) $2,190,000 paid by our shareholders to Summus on our behalf and for which we issued debentures that were converted into 3,968,640 shares of our Common Stock.

         Net cash used in investing activities of $106,052 during the year ended December 31, 1999 include $4,052 paid for office furniture, and $102,000 paid in connection with the acquisition of our ownership interest in Summus. Our total investment in Summus as of September 30, 1999 is $1,897,127, which consists of a cash payment of $102,000 and the issuance of 795,001 shares of our Common Stock valued at $1,792,127.

         Net cash provided by financing activities of $1,222,068 during the year ended December 31, 1999 resulted from the proceeds of the sale of our Common Stock of $242,062, proceeds from the issuance of convertible debentures of $558,640 and net advances from stockholders totaling $421,366. During 1999, $2,097,109 of convertible debentures were issued to a stockholder as partial settlement for cash advances made by the stockholder to Summus, on our behalf, for the payment of royalties.

         Net cash used in operating activities from continuing operations during the year ended December 31, 1998 of $291,685, resulted from the payment of salaries and other operating costs. Net cash used in discontinued operations of $1,265,965 represents the net cash used to operate MWI during 1998. Net investing activities for the year ended December 31, 1998 included the purchase of equipment. Net financing activities during the year ended December 31, 1998 of $1,626,407 included proceeds from the sale of our Common Stock of $317,000, stockholder capital contributions of $1,091,648 and stockholder advances of $445,378, less $227,619 used to acquire 38,500 shares of our stock.

                                     40/80

                                                 Item 2.  Financial Information.


         We recently signed an agreement to sell $2,000,000 of convertible preferred stock to an investor. We anticipate that the proceeds of this offering, plus internally generated cash from operations will be sufficient to fund our capital requirements for the next 12 months. However, we are also engaged in discussions to raise additional capital. There can be no assurance that additional equity or debt financing, if required, will be available on terms that are acceptable, or at all.


         The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. Management expects that eventually we will obtain customer orders for our services which will produce revenues to reduce our operating losses. Management also expects additional capital can be raised to further fund operations. However, there can be no assurances that management's plans will be executed as anticipated.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 2000. We have not yet determined the effect that the adoption of SFAS will have on our consolidated financial statements.

YEAR 2000

         Because we have no operations and no material operational assets it has not been necessary for us to undertake traditional Year 2000 measures such as inventory, assessment, remediation and testing.

         Our primary Year 2000 risk exists to the extent that suppliers of products, service and systems that we anticipate purchasing in the future, and others with whom we may transact business, do not have business systems or products that comply with Year 2000 requirements. We plan to obtain assurances from these future suppliers with regard to Year 2000 compliance of their products and services as we engage with these suppliers. We believe that obtaining these assurances will not produce additional material cost beyond the ordinary and customary costs of interacting with suppliers.

         Although we believe that our Year 2000 compliance plan is adequate to address Year 2000 concerns, there can be no assurance that we will not experience negative consequences as a result of undetected defects or the non-compliance of third parties with whom we interact. If realized, these risks could result in adverse affect on the business, results of operations and financial condition.

                                     41/80

                                                 Item 2.  Financial Information.


C.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the section entitled "Risk Factors."

         We do not use any derivative financial instruments for hedging, speculative or trading purposes. We do not own any equity investments other than the shares of Summus. Because Summus is a private company and is not traded on any public market, our investment in Summus is not subject to market risk.

                                    42/80

                                                             Item 3.  Properties

ITEM 3.  PROPERTIES.

         Our headquarters is in 1,900 square feet of office space located at 434 Fayetteville Street Mall, Suite 2120, in Raleigh, North Carolina. Our lease expires September 30, 2004. We pay $31,054 on an annualized basis. We believe the terms are consistent with local market conditions. We plan to lease an additional 2,100 square feet in the same building in the second quarter of 2000.

          The space that we currently occupy, combined with the planned additional space, is adequate for our projected growth needs over the next 12 months.

                                     43/80

          Item 4. Security Ownership of Certain Beneficial Owners and Management


ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the only stockholders known by us to be the beneficial owners, as of February 10, 2000, of more than five percent (5%) of the outstanding shares of Common Stock of High Speed.


                                                                     SHARES                      PERCENT OF
                                                                  BENEFICIALLY                     SHARES
NAME AND ADDRESS                                                     OWNED <F1>                  OUTSTANDING
----------------                                                  ------------                   -----------

Summus Ltd.                                                     11,366,527 <F2><F3>                  54.0%
Two Hanover Square, Suite 2120
434 Fayetteville St. Mall
Raleigh, NC  27601

Dr. Bjorn Jawerth                                               11,366,527 <F2><F3>                  54.0%
Two Hanover Square, Suite 2120
434 Fayetteville St. Mall
Raleigh, NC  27601

William Bradford Silvernail                                     11,366,527 <F3><F4>                  54.0%
Two Hanover Square, Suite 2120
434 Fayetteville St. Mall
Raleigh, NC  27601

<F1>     The  persons  and  entities  named in the table  have sole  voting  and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

<F2>     Includes 8,574,360 shares beneficially owned by Summus Ltd. Dr. Jawerth owns 53.6% of the outstanding shares of Summus Ltd., and is the President and Chairman of the Board of Directors of Summus Ltd. Dr. Jawerth exercises shared voting and investment power with respect to all High Speed shares owned by Summus Ltd.

<F3>     Includes  2,792,167  shares for which Summus has voting  power  through voting agreements with and/or proxies from 17 persons.

<F4>     Includes  8,574,360  shares  beneficially  owned  by  Summus  Ltd.  Mr.
Silvernail is the Chief Executive Officer and is a member of the Board of Directors of Summus Ltd. Mr. Silvernail exercises shared voting and investment power with respect to all High Speed shares owned by Summus Ltd.

                                     44/80

         Item 4.  Security Ownership of Certain Beneficial Owners and Management

         The table below gives the number of shares of our Common Stock beneficially owned as of February 10, 2000 by persons who were members of the Board of Directors and executive officers of High Speed during 1999 or who are currently members of our Board of Directors or are executive officers.

                                                                    SHARES                       PERCENT OF
                                                                 BENEFICIALLY                      SHARES
NAME                                                                 OWNED <F1>                  OUTSTANDING
------------------------------------------------------       ----------------------       --------------------------
Andrew L. Fox
Director, Acting President and Chief Executive                  80,000 <F2> <F3>                      *
Officer, and Executive Vice President

Dr. Bjorn Jawerth
Chairman of the Board of Directors                              11,366,527 <F4>                      54%

Richard F Seifert
Director                                                        250,000 <F5> <F6>                   1.1%

William Bradford Silvernail
Director                                                        11,366,527 <F7>                      54%

Alan Kleinmaier
Executive Vice President, Acting Chief Financial                  90,000 <F8>                         *
Officer, Secretary, and Treasurer

Michael M. Cimino
Former Director, President, Secretary  and Treasurer              500,000 <F9>                      2.3%

Michael Kim
Former President and Chief Executive Officer                     265,000 <F10>                      1.2%

Peter Rogina
Former President and Chief Executive Officer                     200,000 <F11>                        *

All current directors and executive
officers as a group (5 Persons)                                 11,786,527 <F12>                 55.5% (12)

         * Represents beneficial ownership of less than one percent (1%) of Common Stock.

<F1>     The  persons  and  entities  named in the table  have sole  voting  and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Share ownership also includes shares of Common Stock issuable within 90 days upon exercise of outstanding options.

<F2>     These  shares do not  include  240,000  shares that Mr. Fox may acquire pursuant to stock options exercisable over three years in equal installments from the anniversary date of August 25, 1999.

                                     45/80

         Item 4.  Security Ownership of Certain Beneficial Owners and Management

<F3>     These shares  represent 80,000 shares that Mr. Fox may acquire pursuant to an agreement with Summus that Summus will transfer 80,000 High Speed shares in exchange for 10,000 Summus shares owned by Mr. Fox.

<F4>     These shares include  8,574,360 shares owned by Summus Ltd. Dr. Jawerth owns 53.6% of the outstanding shares of Summus Ltd. and is the President and Chairman of the Board of Directors of Summus Ltd. Dr. Jawerth exercises shared voting and investment power with respect to all High Speed shares owned by Summus Ltd. These shares also include 2,792,167 shares for which Summus has voting power through voting agreements with and/or proxies from 17 persons.

<F5>     These shares  include  50,000 shares that Mr.  Seifert may  immediately acquire pursuant to stock options.

<F6>     These shares include  200,000 shares that are  beneficially  owned with his wife, Karen Seifert.

<F7>     These shares include 8,574,360 shares owned by Summus Ltd. These shares also include 2,792,167 shares for which Summus has voting power through voting agreements with and/or proxies from 17 persons. Mr. Silvernail is the Chief Executive Officer and is a member of the Board of Directors of Summus Ltd. Mr. Silvernail exercises shared voting and investment power with respect to all High Speed shares owned by Summus Ltd.

<F8>     These shares include 20,000 shares that Mr. Kleinmaier owns with Pamela
         B. Kleinmaier, the wife of Mr. Kleinmaier. These shares include 50,000 shares that Mr. Kleinmaier may acquire pursuant to stock options immediately exercisable.

<F9>     These shares include shares that Mr. Cimino  beneficially owns with his wife, Gina M. Cimino.

<F10>    These shares include 65,000 shares that Mr. Kim may immediately acquire pursuant to stock options.

<F11>    These shares  include  200,000  shares that Mr. Rogina may  immediately acquire pursuant to stock options, but does not include stock options exercisable for 40,000 shares of Common Stock after July 1, 2000.

<F12>    This total  counts the  percentage  of  ownership  attributable  to the
         Summus shares only once.


                                     46/80

                                        Item 5. Directors and Executive Officers


ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

A.  CURRENT DIRECTORS

         The following table sets forth information regarding the members of our Board of Directors:

                                         First Year
                                         Elected as                        Term
Name                                     Director                          Expires             Age
----                                     --------                          -------             ---
Dr. Bjorn Jawerth                        2000                              2001                47
William Bradford Silvernail              2000                              2001                41
Andrew L. Fox                            2000                              2001                36
Richard F. Seifert                       1999                              2001                49


B.  EXECUTIVE OFFICERS OF THE REGISTRANT

         Executive Officers are elected annually and serve at the pleasure of the Board of Directors. Our current executive officers are as follows:

          Name                                    Office                         Officer Since      Age
          ----                                    ------                         -------------      ---

Andrew L. Fox                Acting President and Chief Executive Officer;            1999           36
                             Executive Vice President

Alan Kleinmaier              Executive Vice President, Acting Chief Financial         2000           52
                             Officer, Secretary, and Treasurer

C.  BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

         Andrew L. Fox is our acting President and Chief Executive Officer and our Executive Vice President. Before coming to High Speed, Mr. Fox spent over 2 1/2 years at RealNetworks as a Senior Marketing Manager responsible for RealNetworks corporate enterprise business. He developed RealNetwork's entrance into the corporate enterprise marketplace. He managed marketing and sales operations for the corporate enterprise division of RealNetworks during a time period when this division's business grew by multiple millions of dollars in sales each year. Before RealNetworks, Mr. Fox spent 10 years at IBM in a variety of sales, marketing and product management roles. He was responsible for marketing and sales for IBM's Wireless Data Division and was a product manager at IBM's Networking Hardware Division responsible for bringing Token ring, Ethernet, Modems and Wireless Data products to market. Mr. Fox was also employed by Summus Ltd. from August 1999 until January 2000 as its Executive Vice
President of Sales and Marketing and served as a member on the board of directors of Summus. Mr. Fox has an MBA degree from Duke University's Fuqua School of Business and an undergraduate degree in Computer Science and Electrical Engineering from Duke's School of Engineering.


                                     47/80

                                       Item 5. Directors and Executive Officers


         Dr.  Bjorn  Jawerth,  Chairman,  President  and Founder of Summus Ltd.,
received an M.Sc. in Mathematics and Statistics, as well as an M.Sc. in Technical Physics and Electrical Engineering in 1974 from Lund Institute of Technology, Lund, Sweden. He also received his Ph.D. in Mathematics from Lund Institute in 1977. Dr. Jawerth is the David W. Robinson Palmetto Professor, Professor of Mathematics and Adjunct Professor of Computer Science at the University of South Carolina. He directs a group of approximately 50 researchers in Mathematics, Computer Science, Mechanical Engineering and Chemistry at the University of South Carolina and Chalmers University of Technology in Gothenburg, Sweden. Dr. Jawerth has more than 25 years of experience as a consultant in the areas of image processing and finite element analysis. Dr. Jawerth has over 90 publications to his credit in books and referred journals. He has won and administered numerous grant awards from both industry and government agencies such as the Office of Naval Research, the Air Force Office of Scientific Research, the Army's NVESD, the NSF and DARPA. His research interests include computational harmonic analysis and partial differential equations, image processing and pattern recognition.

         Alan Kleinmaier is our Executive Vice President, Acting Chief Financial Officer, Secretary, and Treasurer. Mr. Kleinmaier has more than 20 years of management experience. He has served as President and CEO of Specialty Retail Concepts, Inc., a retail chain of more than 400 confectionery and coffee stores which he founded in 1976. Mr. Kleinmaier was a principal and consultant for EK Retail Group, Inc., a privately held management and consulting firm. Mr. Kleinmaier is currently the Acting Chief Financial Officer of Summus Ltd. He joined Summus in May 24, 1999. Mr. Kleinmaier is a graduate of the University of North Carolina, Chapel Hill, where he was a Morehead Scholar. Mr. Kleinmaier is also a graduate of UNC School of Business Executive Program and holds his North Carolina Real Estate Broker's license.

         W. Bradford Silvernail is the Chief Executive Officer of Summus Ltd. Mr. Silvernail joined Summus in May, 1999 and brings a strong background in general management, technology and product management and marketing and sales. Mr. Silvernail's most recent position was General Manager, Metering Systems, ABB Power T&D Company, where he created a new business from the ground up developing energy information solutions for the deregulating electric utility industry. In a little over two years, Mr. Silvernail put in place a management team and a functional business with software development, product management and marketing and sales with a staff of over 50. Under Mr. Silvernail's leadership, first year revenues for this ABB division exceeded $10 million and the business unit shipped four new hardware/software products during the first year of Mr. Silvernail's tenure. Prior to joining ABB, Mr. Silvernail spent more than fifteen years with IBM Corporation in a variety of business unit management, product management and sales positions associated with wireless, mobile computing and networking products. Mr. Silvernail received a B.A. in Communications from Auburn University in 1980 and an M.S. in Telecommunications from Syracuse University in 1981.

         Richard Seifert is a Director at High Speed Net Solutions, having joined us in March of 1999 as the Vice President of Operations. In late 1999 Mr. Seifert discontinued his operational role but continued to serve us as a member of our board of directors. Under and advisory and consulting agreement with us, Mr. Seifert has been involved in formulating strategic partnerships and raising

                                     48/80

                                       Item 5. Directors and Executive Officers


capital for us. Mr. Seifert has over 20 years experience in the areas of business development, finance, strategic planning and marketing. Before coming to High Speed, Mr. Seifert was involved in a number of entrepreneurial ventures including the launching of Internet Plus, an Internet ISP, the launching of Cal Sierra Airlines, and he was CEO of ERA Park Place, a real estate franchise. While CEO of ERA Park Place, Seifert was also elected President of the Philadelphia Regional Brokers Council, and was instrumental in expanding its marketing and promotional activities. Mr. Seifert began his career in the aviation industry where he flew and ran operations for several private and commercial airlines, including Summit Airlines, Air Indiana, Nevada Airlines, and the Royal Family of Saudi Arabia. Mr. Seifert holds a degree in Business Administration from Montgomery County College and Penn State University.

         Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

D.  COMPOSITION OF OUR BOARD OF DIRECTORS

         Our bylaws provide that the number of members of our board of directors will consist of at least one director and that the board has the power to determine the number of directors, when not determined by the stockholders, and to fill vacancies on the board. Currently, the number of directors is fixed at four and we have four directors and no vacancies on the board of directors. All directors are elected annually to serve until the next annual stockholders' meeting following their election and until their successors are elected and qualified.

         The compensation committee of the board of directors reviews the performance of all executive officers, determines the salaries and benefits for all executive officers and administers our stock option plan. The members of the compensation committee are Mr. Fox, Mr. Seifert, Dr. Jawerth and Mr. Silvernail.


                                     49/80

                                                 Item 6.  Executive Compensation

ITEM 6. EXECUTIVE COMPENSATION

A.  SUMMARY COMPENSATION TABLE

         The following table and the narrative text disclose the compensation paid during 1999, 1998, and 1997 to the various individuals who served as our President and Chief Executive Officer 1999. The table also shows the three (3) other highest paid executive officers whose annual salary and bonuses exceeded $100,000 during 1999, including individuals who were not serving as an executive officer at the end of 1999.


                                                   Summary Compensation Table

                                           Annual Compensation                     Long Term Compensation
                                                                                           Awards <F3>
                                         -------------------------------------     ------------------------
                                                                  Other Annual      Restricted     Options/        All Other
          Name and                         Salary       Bonus     Compensation        Stock          SARS         Compensation
     Principal Position        Year         ($)        ($) <F1>        ($)            Awards       (#) <F2>           ($)
     ------------------        ----        -------      -------   ------------      -----------     -------       ------------
Andrew L. Fox <F5>             1999        66,100      55,000        30,891            <F4>        240,000            <F4>
Director, Acting President     1998          --          --            --               --            --               --
and                            1997          --          --            --               --            --               --
Chief Executive Officer,
Executive Vice President

Alan Kleinmaier <F6>           1999         <F4>         <F4>        13,300            <F4>         50,000            <F4>
Executive Vice President,      1998          --          --            --               --            --               --
Acting Chief Financial         1997          --          --            --               --            --               --
Officer, Secretary, and
Treasurer

Michael Cimino <F7>            1999         <F4>         <F4>        50,879          425,000         <F4>             <F4>
Former President and Chief     1998         <F4>         <F4>        11,000          705,000         <F4>             <F4>
Executive Officer,             1997          --          --            --               --            --               --
Secretary, and Treasurer

Michael Kim <F8>               1999        66,346        <F4>        12,153            <F4>        265,000        100,000 <F11>
Former President and Chief     1998          --          --            --               --            --               --
Executive Officer              1997          --          --            --               --            --               --

Peter Rogina <F9>              1999        17,308        <F4>         8,895            <F4>        240,000        110,000 <F11>
Former President and Chief     1998          --          --            --               --            --               --
Executive Officer              1997          --          --            --               --            --               --

Richard Seifert <F10>          1999        24,000        <F4>        112,646           <F4>        250,000            <F4>
Former Vice President of       1998          --          --            --               --            --               --
Operations                     1997          --          --            --               --            --               --

       <F1>  Amounts  in this  column  include  amounts  earned  during the year specified but deferred for payment either the following year or thereafter.

                                     50/80

                                                 Item 6.  Executive Compensation

       <F2>  Number of shares of Common Stock  issuable upon exercise of options granted during 1999. We did not grant any Stock Appreciation Rights during 1999.

       <F3>  Long Term Incentive Plan compensation for executive officers is not reported because we did not pay any compensation of this type and we have never had a Long Term Incentive Plan for our executive officers.

       <F4>  No compensation of this type received.

       <F5>  Mr.  Fox has  served as our Acting  President  and Chief  Executive
Officer and Executive Vice President from August 25, 1999, to present.

       <F6>  Mr. Kleinmaier has served as our Acting Chief  Financial  Officer,
Secretary, Treasurer and Executive Vice President since August 25, 1999.

       <F7>  Mr. Cimino served as our President and Chief Executive Officer from
September 10, 1998 to March 1, 1999. He continued to be employed as Chairman of the Board of Directors from September 10, 1998 to August 25, 1999.

       <F8>  Mr. Kim served  as our  President and  CEO from  April 20, 1999  to
August 25, 1999. We agreed to pay Mr. Kim a termination amount of $100,000 per a verbal agreement. ($21,346.00 was disbursed to Mr. Kim in calendar 1999 and $78,654 is scheduled to be disbursed in 2000. See footnote 11).

       <F9>  Mr. Rogina  served as our  President and CEO from March 15, 1999 to
April 20, 1999. We paid Mr. Rogina $110,000 in connection with the termination of his employment contract, as well as 240,000 options on our Common Stock.

       <F10> Rick  Seifert  served  as our Vice  President  of  Operations  from
February 10, 1999 to August 25, 1999. The amount under Other Annual Compensation for Mr. Seifert includes $62,500 that we paid to Mr. Seifert pursuant to our agreement with him under which Mr. Seifert receives a fee for identifying successful financing opportunities for us.

       <F11> Represents   disbursements  in  connection  with   termination  of
employment, see footnote numbers 8 and 9.

B.  EMPLOYMENT AGREEMENTS

         We entered into an employment agreement with Andrew L. Fox by a letter dated January 20, 2000 (the "Fox Employment Agreement"). Set forth below is a summary of certain terms of the Fox Employment Agreement. This summary is not a complete description of the terms and conditions of the Fox Employment Agreement and is qualified in its entirety by reference to the Fox Employment Agreement, a copy of which is filed as an exhibit to this registration statement.

         In August of 1999, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Andrew Fox as our acting president and chief executive officer and executive vice president and elected him as a director. Under this agreement, Mr. Fox's base annual salary is

                                     51/80

                                                 Item 6.  Executive Compensation


$135,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to his base annual salary. The bonus is based upon goals and objectives to be established by the compensation committee of the board of directors annually following our fiscal year-end. While employed as acting CEO, Mr. Fox will receive an additional bonus of $2,500 per month. These bonuses may be increased or decreased by the compensation committee. Mr. Fox will receive COBRA reimbursement until we establish our health care plan, and will receive life insurance coverage through Summus Ltd. until we establish life insurance coverage. Finally, Mr. Fox receives a $600 per month car allowance. If we terminate Mr. Fox's employment we are obligated to pay him six months of salary paid monthly or in a lump sum.

         Mr. Fox received an option to purchase 240,000 shares of High Speed Common Stock that will vest in three equal installments over a three year period beginning on August 25, 1999. The vesting of these options is dependent on the attainment of certain performance goals such as revenue, EBITDA or other metrics to be determined by our Board of Directors. The exercise price for the options is Four Dollars and Thirty Eight Cents ($4.38) per share for Eighty Thousand (80,000) of the Two Hundred Forty Thousand (240,000) shares of Common Stock, and Thirteen Dollars ($13.00) per share for the remaining One Hundred and Sixty Thousand (160,000) shares of our Common Stock.

         We entered into an employment agreement with Alan R. Kleinmaier by a letter dated February 7, 2000 (the "Kleinmaier Employment Agreement"). Set forth below is a summary of certain terms of the Kleinmaier Employment Agreement. This summary is not a complete description of the terms and conditions of the Kleinmaier Employment Agreement and is qualified in its entirety by reference to the Kleinmaier Employment Agreement, a copy of which is filed as an exhibit to this registration statement.

         In August of 1999, under an employment arrangement without a fixed term that either party may terminate at any time, we employed Alan Kleinmaier as our executive vice president, secretary, treasurer and acting chief financial officer. Under this agreement, Mr. Kleinmaier's base annual salary is $100,000 and he is eligible to receive a bonus initially targeted to be up to an amount equal to his base annual salary. The bonus is based upon goals and objectives to be established by the compensation committee of the board of directors annually following our fiscal year-end. These bonuses may be increased or decreased by the compensation committee. Mr. Kleinmaier will receive full medical, dental and vision for himself and his dependents. Finally, Mr. Kleinmaier receives a $600 per month car allowance. If we terminate Mr. Kleinmaier's employment, we are obligated to pay him six months of salary.

         Mr. Kleinmaier received an option to purchase 50,000 shares of High Speed Common Stock that are fully vested as of August 25, 1999. The exercise price for the options is Four Dollars ($4.00) per share of our Common Stock.

Mr. Kleinmaier is also employed by Summus and currently serves as Summus' Chief Financial Officer. Mr. Kleinmaier allocates approximately 10% of his time to

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
                                                 Item 6.  Executive Compensation


Summus and the remainder of his time to High Speed. Mr. Kleinmaier is paid $25,000 annually by Summus and owns 5,000 shares of Summus common stock. He has been granted an additional 5,000 shares of Summos stock which becomes fully vested in May 2000. Additionally, he has options to purchase 10,000 shares of Summus' Common Stock, which vests in May 2001.

C.  STOCK OPTIONS GRANTED

         The following table sets forth information about the stock options granted to our executive officers during 1999. We did not grant any stock options to our executive officers during 1998.

         No stock appreciation rights have ever been exercised by any of our executive officers because we have never granted any stock appreciation rights.

                                                        OPTION GRANTS IN 1999

                                % of Total                   Market
                                   Options                   Price on                                                  Fair Market
                                 Granted to    Exercise or   Date of                  Annual Rates of Stock              Value on
                     Options    Employees in   Base Price     Grant     Expiration    Price Appreciation for           February 11,
      Name           Granted    Fiscal Year     ($/Sh)        ($/Sh)       Date          Option Term <F1>                  2000
      ----           -------    -----------    -----------    ------     ----------   ----------------------          -------------
                                                                                       0%           5%       10%
                                                                                       --           --       ---
Michael Cimino     425,000 <F2>     24%         $ 0.01        $2.375     01/01/05  $1,005,125      -- <F3>     -- <F3>  $10,992,625
Peter Rogina       200,000 <F4>     11%         $ 0.01        $2.75       9/22/04    $548,000   $699,955    $883,781    $ 5,173,000
Peter Rogina        40,000 <F5>      2%         $ 0.01        $2.75       9/22/04    $109,600   $139,991    $176,756    $ 1,034,600
Richard F.          50,000 <F6>      3%         $ 4.00        $2.375      5/27/09      -- <F7>     -- <F7>  $108,007    $ 1,093,750
Seifert
Richard F.         200,000 <F6>     11%         $ 0.01        $2.375      5/27/09    $473,000      -- <F3>     -- <F3>  $ 5,173,000
Seifert
Myung K. Kim       200,000 <F8>     11%         $ 0.01        $2.375      4/12/09    $473,000      -- <F3>     -- <F3>  $ 5,173,000
Myung K. Kim        65,000 <F8>      4%         $ 4.00        $2.375      4/12/09      -- <F7>     -- <F7>  $108,007    $ 1,421,875
Andrew Fox         160,000 <F9>      9%         $13.00        $4.38       8/25/09      -- <F7>     -- <F7>     -- <F7>  $ 2,060,000
Andrew Fox          80,000 <F9>      5%         $ 4.38        $4.38       8/25/09          $0   $220,365    $558,447    $ 1,719,600
Alan Kleinmaier    50,000 <F10>      3%         $ 4.00        $4.38       8/25/09     $19,000   $156,728    $368,030    $ 1,093,750


        <F1> The potential  realizable  value of the options  reported above was calculated by assuming 5% and 10% annual rates of appreciation of the price of our Common Stock from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of our Common Stock. We chose not to report the present value of the options because we do not believe any formula will determine with reasonable accuracy a present value because of unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options. We have reported the 0% column to describe the value of the options granted to the named executive on the date of the grant.

         <F2> These options were granted in May of 1999 per Mr.  Cimino's verbal employment agreement.

         <F3> No value is reported  because these  options have been  exercised.
These options are included in this table to show their value to the named executive on the grant date because the options were granted at an exercise price below the market price at the date of the grant.

                                     53/81

                                                 Item 6.  Executive Compensation


         <F4>  Pursuant  to a  settlement  agreement  with Peter  Rogina,  dated
September 22, 1999, we granted Mr. Rogina an option, exercisable in full on September 22, 1999, to purchase 200,000 shares of Common Stock having an exercise price of $0.01. The option may be exercised by Mr. Rogina at any time during the five-year period commencing on September 22, 1999. The option includes protection from dilution due to recapitalizations, issuances of securities at less than 67% of fair market value, granting of other options or similar rights, and dividend or distribution rights. We have not issued any new diluting shares after the grant date of Mr. Rogina's option for 200,000 shares, therefore, Mr. Rogina's option is now exercisable for 200,000 shares.

         <F5>  Pursuant  to the  settlement  agreement  with Mr.  Rogina,  dated
September 22, 1999, we granted Mr. Rogina an option to purchase 40,000 shares of Common Stock having an exercise price of $0.01. The option may be exercised by Mr. Rogina during the period commencing on July 1, 2000 and ending on September 22, 2004.

         <F6>  These  options  were  granted on May 27,  1999 per Mr.  Seifert's verbal employment agreement.

         <F7> There is no calculated  potential realized value for these options for the 5% and 10% annual rates of appreciation because at these rates the exercise price remains higher than the market price during the entire period of the options life.

         <F8> Mr. Kim's options were originally granted as an option to purchase
200,000 shares at an exercise price of $0.01 per share of Common Stock and an option to purchase 50,000 shares at an exercise price of $4.00 price per share. Mr. Kim has exercised the option for 200,000 shares. The remaining option for 50,000 shares included protection from dilution due to recapitalizations, issuances of securities at less than 67% of fair market value, granting of other options or similar rights, and dividend or distribution rights. Mr. Kim has agreed to exchange an additional 15,000 options for termination of his antidilution rights. The additional 15,000 options are included in Mr. Kim's total number of options in the above table. Based on this, Mr. Kim's option is now exercisable for 65,000 shares of our Common Stock.

         <F9>  These  options  were  granted on August  25,  1999 per Mr.  Fox's employment agreement and become exercisable, subject to continued employment, in cumulative annual increments of one third each beginning on the date of grant and the first, second and third anniversaries of the date of grant.

         <F10> We employed Alan Kleinmaier in August of 1999 as our acting Chief
Financial Officer. We have granted Mr. Kleinmaier an option to purchase 50,000 shares of our Common Stock that are immediately exercisable.

D.  STOCK OPTIONS EXERCISED AND YEAR END VALUES OF UNEXERCISED OPTIONS

         The following table sets forth information about the stock options exercised by our named executive officers during 1999.

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
                                                Item 6.  Executive Compensation

                                             AGGREGATED OPTION EXERCISES IN 1999

                                                        Number of Unexercised          Value of Unexercised In-the-
                     Shares Acquired      Value         Options At Fy-End (#)          Money Options At Fy-End ($)
                       On Exercise      Realized      --------------------------      -----------------------------
   Name                    (#)           ($)(1)       Exercisable/Unexercisable        Exercisable/unexercisable <F2>
   ----             ---------------   ----------      --------------------------      ------------------------------

Michael Cimino           425,000 <F3>   $952,000 <F3>            0/0                             0/0
Richard F. Seifert       200,000        $448,000              50,000/0                        $600,000/0
Michael Kim              200,000        $448,000              65,000/0                        780,000/0
Peter Rogina                0               0              200,000/40,000                 3,198,000/$639,600
Andrew L. Fox               0               0                 0/240,000                      0/$1,409,600
Alan Kleinmaier             0               0                 50,000/0                        600,000/0


         <F1> Upon  exercise of the option an option  holder did not receive the amount reported above under the column Value Realized. The amounts reported above under the column Value Realized merely reflect the amount by which the value of our Common Stock, on the date the option was exercised, exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

         <F2> The value of our Common  Stock on December 31, 1999 was $16.00 per
share. Value was determined by taking the last sale price of our Common Stock on that date as reported by OTCBB. The value of options was determined by subtracting the aggregate exercise prices of the options from the value of the Common Stock issuable upon exercise of the options.

         <F3> This grant of an option to purchase 425,000 shares of Common Stock was exercised by Mr. Cimino for all 425,000 shares. Later, the shares acquired by Mr. Cimino were reduced to 95,000 shares of Common Stock through share cancellations implemented by High Speed. The value realized amount at the grant date would have been $213,750 if the original option grant had been for 95,000 shares of our Common Stock.

E.  STOCK OPTION PLAN

         The following summary description of Equity Compensation Plan is not intended to be complete and is qualified by reference to the copy of the Equity Compensation Plan, filed as an exhibit to this registration statement.

         Our Equity Compensation Plan was adopted by our board of directors on January 27, 2000, and approved by our stockholders on February 11, 2000. The plan provides that the board may grant stock options to acquire our Common Stock to officers, other employees, directors, consultants and independent contractors who provide services to us pursuant to the terms of the plan. An aggregate of 2,000,000 shares of Common Stock is reserved for issuance under this plan, some of which has been issued and is outstanding. If shares subject to outstanding stock options are not purchased or are reacquired because of termination, expiration or cancellation of such stock options or for other reasons, the plan provides that those shares will be available for issuance pursuant to future stock option grants under the plan. Shares of Common Stock subject to the stock option plan are made available from authorized and unissued shares of our Common

                                     55/80

                                                 Item 6.  Executive Compensation


Stock. As of February of 2000, all of the outstanding options that we have issued were issued to our executive officers and are detailed in Part D of this
Item 6.

         The plan is currently administered by the compensation committee of the board of directors. The compensation committee may interpret the plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the plan. The stock option plan permits the compensation committee to select the eligible parties who will receive stock option awards under the plan and generally to determine the terms and conditions of those awards.

         We may issue two types of stock options under this plan: incentive stock options, which are intended to qualify for certain tax treatment under section 422 of the Internal Revenue Code of 1986, as amended, and which may be granted only to eligible parties who are employees; and nonqualified stock options, which may be granted to all types of eligible parties. The plan contains special provisions applicable to incentive stock options granted under the plan, including but not limited to the requirement that the exercise price of each incentive stock option be at least equal to the fair market value of a share of Common Stock on the date the incentive stock option is granted. Stock options granted under the plan are generally not transferable by the optionees.

         If a reorganization, recapitalization, reclassification, stock split, stock dividend, or consolidation of shares of our Common Stock, merger or consolidation of High Speed or sale or other disposition by us of all or a portion of its assets, other change in our corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of our Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of our Common Stock or other securities we might issue, or for shares of Common Stock or other securities of any other corporation, or new, different or additional shares or other securities of the company or of any other corporation being received by the holders of outstanding shares of Common Stock, then the compensation committee of our board of directors shall make equitable adjustments in the limitation on the aggregate number of shares of Common Stock that may be awarded as stock option grants under the plan, the number and class of stock that may be subject to the grant of stock options under the plan and which have not been issued or transferred under outstanding stock options, and the terms, conditions or restrictions of any stock option or the corresponding award agreement (including the exercise price thereunder). However, the plan requires that all such adjustments shall be made such that incentive stock options granted under the plan shall continue to constitute incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended. The plan provides that our board of directors may amend or terminate this plan at any time, provided, however, that certain types of amendments require approval of our stockholders and no such action may be taken which adversely affects any rights under outstanding stock options without the holder's consent.

F.  COMPENSATION OF DIRECTORS

         Directors who are not full-time employees of High Speed: (i) are reimbursed for reasonable travel expenses incurred in attending meetings of the

                                     56/80

                                                 Item 6.  Executive Compensation

Board or committees of the Board; (ii) are paid a fee of $ 1000 for each day on which the Board and/or committee meets or is in conference, which such Directors attend, except for committee meetings held on the same date as a Board meeting or conference; and (iii) in the future may be granted stock options pursuant to the terms of our Equity Compensation Plan.

G.  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         We have only recently put the compensation committee in place, and currently all members of the board of directors serve on the compensation committee. The compensation committee made recent decisions concerning the compensation of our recently appointed executive officers, one of which, Andrew
L. Fox, serves on our board of directors. Mr. Fox is the former Executive Vice President of Sales and Marketing and served as a member on the board of directors of Summus.

         Several of the members of our board of directors and our compensation committee are members of the board of directors of Summus. Dr. Bjorn Jawerth and William Bradford Silvernail serve on our board of directors and on our compensation committee. Dr. Jawerth is the Chairman of the board of directors of Summus, our controlling shareholder. Mr. Silvernail is an executive officer of Summus and is a member of the board of directors of Summus. Also, one of our executive officers, Alan Kleinmaier, is a member of the board of directors of Summus.

         Other than the interlocking relationships with Summus, no other interlocking relationships exist.


                                     57/80

                         Item 7.  Certain Relationships and Related Transactions


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Summus directors and executive officers serve on our board of directors. Dr. Bjorn Jawerth, the Chairman, President, and majority shareholder of Summus, is the Chairman of the Board of High Speed. William Bradford Silvernail, the CEO of Summus, is a director of High Speed.

         OUR OWNERSHIP IN SUMMUS

         We own 167,000 shares of Summus Ltd. Our shares represent approximately 14.0% of the outstanding Common Stock of Summus, but represent only 12.8% of Summus' Common Stock on a fully diluted basis. We acquired 1,000,182 shares of the Common Stock of Summus Technologies, Inc. during the first half of 1999. We acquired these Summus Technologies, Inc., shares from transactions with individuals who owned shares of Summus Technologies, Inc. in exchange for cash and shares of our Common Stock. In August of 1999 Summus Technologies, Inc. and Summus Ltd merged. Pursuant to the merger, our 1,000,182 shares of Summus
Technologies, Inc. were converted into 167,000 shares of Summus Ltd. In conjunction with the merger, we entered into a shareholders agreement in August of 1999 where under certain conditions we cannot transfer our shares without first granting Summus the opportunity to purchase our shares. The shareholders agreement obligates parties to the agreement to vote on certain matters as directed by Dr. Bjorn Jawerth, however, High Speed is exempted from these voting provisions of the shareholder agreement.

         THE ASSET PURCHASE OF MARKETERS WORLD, INC.

         In August 1998, we acquired the business and assets of, and assumed the liabilities of, Marketers World, Inc. To pay the sole shareholder of Marketers World, Mr. Bradford Richdale, we issued 9,275,000 shares of Common Stock to Marketers World, Inc. Immediately before issuing these 9,275,000 shares of Common Stock there were 1,000,000 shares of our Common Stock issued and outstanding. In addition to the issuance of these shares, the president and then sole director and sole corporate officer of High Speed, Mr. Rene Hamouth, transferred 725,000 shares of his personal High Speed Common Stock to Marketers World to effect the transaction. The transaction was accounted for as a reverse merger whereby Marketers World was treated as the accounting acquirer and High Speed as the acquiree. At the time of the merger High Speed had no assets or liabilities and accordingly, the transaction was accounted for as a recapitalization of High Speed. Subsequently, the 10,000,000 shares that Marketers World received in the transaction were assigned by Mr. Richdale as follows: (i) 6,835,000 shares to Ormond Trust, an entity established by Mr. Richdale; (ii) 140,000 shares to Mr. Cimino; and (iii) the remaining 3,025,000 shares to 24 other persons.

         Marketers World was incorporated in January 1998. The Marketers World officer executing the asset purchase agreement as president of Marketers World was Mr. Michael Cimino, who subsequently was elected the sole director and executive officer of High Speed.

         Immediately after and as a result of the foregoing transaction, Mr. Bradford Richdale became our primary shareholder. No independent valuation was made of this transaction. Subsequent to the transaction, we decided not to continue in the line of business we acquired in the transaction. We do not believe that the transaction added value to our company on an ongoing basis.

                                     58/80

                         Item 7.  Certain Relationships and Related Transactions


         1998 OFFERING

         In September of 1998 we issued 1,550,000 shares of our Common Stock to Mr. Bradford Richdale as forgiveness of a debt valued at $149,820 that we owed to him. Mr. Richdale loaned us these funds to finance our operations. We also issued 1,100,000 shares of Common Stock to StoneLeigh Ltd., an entity established by Mr. Richdale, and we issued 2,330,000 shares of Common Stock to Rene Hamouth. These shares of our Common Stock were issued in conjunction with shares issued to thirty other investors. The aggregate consideration we received for these issuances was $317,000, including forgiveness of debt.

         BRD ACQUISITION

         In September of 1998 we acquired Brad Richdale Direct, Inc., ("BRD"). In exchange for all of the outstanding and issued stock of Brad Richdale Direct we issued: (i) 775,000 shares of Common Stock to Ormond Trust, Brad Richdale Direct's major shareholder, and an entity established by Mr. Bradford Richdale; and (ii) 225,000 shares of Common Stock to Mr. Michael Cimino, who at the execution of the transaction was president of Brad Richdale Direct and president of High Speed. The transaction was accounted for as an acquisition of licensing rights rather than a business combination because at the time of the acquisition BRD's primary asset was marketing and licensing rights for Summus technology. In connection with this transaction, in February of 1999 we issued an immediately vested option for 1,000,000 shares of Common Stock to Mr. Bradford Richdale, exercisable at a price of $0.01 per share. Also, in connection with this transaction, in September of 1998, we issued 140,000 shares of our Common Stock to Mike Cimino. Finally, we issued 100,000 shares to Mr. Cimino as consideration for his services in effecting this transaction. BRD was incorporated in August of 1997. The acquisition of BRD was a transaction between us and a company owned by our primary shareholder. No independent valuation was made. Subsequent to the transaction we decided not to operate the business we acquired in the transaction. Other than the licensing rights for Summus technology, we do not believe that the transaction added value to our company on an ongoing basis.

         NATIONAL DIRECT CORPORATION AND HEALTHTEC ACQUISITION

         In September of 1998, under a stock purchase agreement, we issued 300,000 shares of Common Stock for the purpose of acquiring HealthTec, Inc., and National Direct Corporation. We issued 100,000 of these shares to Mr. Bradford Richdale and we issued 100,000 of these shares to Mr. Michael Cimino. The final 100,000 shares were issued to an unrelated party. This transaction was rescinded in November of 1998 and in August of 1999 we implemented the cancellation of the 300,000 shares issued for this acquisition.

         VR MALL AND GOLF VACATIONS RESORT ACQUISITION

         In September of 1998, under a stock purchase agreement, we agreed to issue 200,000 shares of Common Stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of VR Mall, Inc. In September of 1998, under a stock

                                     59/80

                         Item 7.  Certain Relationships and Related Transactions


purchase agreement, we agreed to issue 600,000 shares of Common Stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of Golf Vacations Resort. These two transactions were canceled in November of 1998. The Common Stock issuances contemplated by these transactions were never implemented.

         ADVISORY AGREEMENT WITH A DIRECTOR

         In February of 1999 we entered into an advisory agreement with Mr. Richard F. Seifert under which Mr. Seifert provides advisory services for investor relations and identification of funding and revenue opportunities. Mr. Seifert is a member of our board of directors. For successful funding opportunities introduced by Mr. Seifert, we pay 10% of the amount secured for non-debt funding and revenue opportunities, and for introductions which result in successful debt funding we pay 5% of the amount secured. As of February 2000, Mr. Seifert has been paid $62,500 under this agreement.

         ISSUANCE OF CONVERTIBLE DEBENTURES

         During the period between March 3, 1999 and May 24, 1999, we issued $1,636,858 principal amount of convertible debentures. The debentures boar interest at a rate of 8% per annum and were convertible into shares of our Common Stock at a conversion rate of $0.50 per share. The principal on these debentures was due July 31, 2000. The aggregate consideration we received by issuing these debentures was $1,636,858. All of these debentures were issued to Mr. Bradford Richdale or to entities established by Mr. Richdale: Ormond Trust and StoneLeigh Ltd. On May 24, 1999, all holders converted these debentures into shares of our Common Stock and we issued 3,273,716 shares of our Common Stock upon conversion of these debentures.

         On July 15, 1999, we issued a $62,500 principal amount convertible debenture to Mr. Bradford Richdale. The debenture bore interest at a rate of 8% per annum and were convertible into shares of our Common Stock at a conversion rate of $0.25 per share. The principal on these debentures was due July 15, 2000. The consideration we received for this debenture was $62,500. On July 15, 1999, the holder converted this debenture into shares of our Common Stock and we issued 250,000 shares of our Common Stock upon conversion of this debenture.

         In August of 1999 we issued $458,640 principal amount of convertible debentures to Mr. Bradford Richdale and to Ormond Trust, an entity established by Mr. Richdale. The debentures bore interest at a rate of 8% per annum and were convertible into shares of our Common Stock at a conversion rate of $1.00 per share. The principal on these debentures was due August 5, 2000 and August 12, 2000. The consideration we received for these three debentures was $458,640. On the date they were issued, the holder converted these debentures into shares of our Common Stock and we issued 458,640 shares of our Common Stock upon conversion of these debentures.

         The convertible debentures described above were issued as partial consideration for $2,190,000 that was directly paid by Mr. Bradford Richdale to Summus to cover a portion of the first three payments that we were obligated to make to Summus under the Marketing License Agreement. Under the Marketing License Agreement, we were to make four payments of $750,000 each for our rights under the agreement.


                                     60/80

                         Item 7.  Certain Relationships and Related Transactions

         ISSUANCE OF SHARES FOR BRD OPTION

         In August of 1999, we issued 1,000,000 shares of our Common Stock when Mr. Bradford Richdale exercised his Common Stock option which were issued with an exercise price of $0.01 per share. We waived payment of the exercise price in exchange for Mr. Richdale transferring to us certain marketing rights to Summus technology. Mr. Richdale received these stock options in connection with the purchase by High Speed of all of the stock of Brad Richdale Direct, Inc., as discussed above.

         CANCELLATION OF PRIOR ACQUISITIONS

         In August of 1999, we canceled 5,461,100 shares of Common Stock for the following transactions. We canceled 300,000 shares of Common Stock because we rescinded the acquisitions of National Direct Corporation and HealthTec. Furthermore, we canceled 5,161,100 shares of Common Stock as part of a partial voluntary unwinding of the Marketers World acquisition subsequent to Marketers World ceasing operations.

         PAYMENTS TO SUMMUS UNDER THE MARKETING LICENSE AGREEMENT

         During February of 1999 we entered into a Marketing License Agreement with Summus. During 1999, we made payments of $2,250,000 in cash and a payment in the form of 1,500,000 shares of our Common Stock, valued at $2,278,125, for the purpose of making the final payment to Summus under the Marketing License Agreement as described in Item 1 "Business." As described in Item 1 "Business," we have replaced the Marketing License Agreement and its related agreements with new agreements under which we will have to make future payments to Summus for our use of their software products. The new agreements include: a Master Agreement, a Software License Agreement, a Revenue Sharing Agreement, and a Software Maintenance Agreement.

         In August of 1999, we issued the payment in the form of 1,500,000 shares of our Common Stock to Summus Ltd. as part of the payment for our rights under the Marketing License Agreement. These shares were issued in lieu of paying Summus the final of four $750,000 payments due to Summus under the Marketing License Agreement.

         ISSUANCE OF COMMON STOCK TO AFFILIATES OF A DIRECTOR

         In August of 1999, we issued 250,000 shares of our Common Stock at $1.00 per share to two investors under a subscription agreement. These investors are the parents of Mr. Richard F. Seifert, a member of our board of directors.

         LOANS DUE TO A SHAREHOLDER.

         As of December 31, 1999, we owe $435,815 to entities controlled by Mr. Bradford Richdale. We owe these amounts to Mr. Richdale for loans that he extended to us to finance our operations. The loans are unsecured and are payable on demand.


                                     61/80

                         Item 7.  Certain Relationships and Related Transactions


         LOANS DUE TO SUMMUS.

         Since August of 1999, Summus has advanced $154,000 to us to provide us with funds to operate. The loans are unsecured and are payable on demand.

         SUMMUS OWNERSHIP OF HIGH SPEED

         In August of 1999, under a stock purchase agreement, Summus purchased 9,542,360 shares of our Common Stock from Mr. Bradford Richdale in exchange for 132,888 shares of Summus Ltd. Under amendment number 1 to this agreement, Mr. Richdale agreed that he would not serve on the board of directors of High Speed without Summus written consent. Amendment number 2 to this agreement states that the purchase of the High Speed shares by Summus is conditioned upon Mr. Michael Cimino resigning as a member of the board of directors of High Speed and Summus, and upon Mr. Michael Cimino signing a release in favor of High Speed for any claims, past or future. As of February 10, 2000, Summus held 8,574,360 shares of our Common Stock (40.7% of our outstanding Common Stock, and 39.1% on a fully diluted basis). Summus also has the power to vote 2,792,167 shares of our Common Stock through voting agreements with and/or proxies from 17 persons. Total Summus voting power is 54.0% of our outstanding Common Stock.



                                     62/80

                                                      Item 8.  Legal Proceedings


ITEM 8. LEGAL PROCEEDINGS

         In January 2000, Mr. William R. Dunavant filed a lawsuit against us in the circuit court of the eleventh judicial circuit of Dade county, Florida. The lawsuit seeks damages of $13,330,000 resulting from our alleged failure to register 350,000 shares of our Common Stock that Mr. Dunavant owns under the Securities Act of 1933, as amended, and from our alleged failure to deliver to Mr. Dunavant two allotments of 25,000 shares of stock as an alleged penalty for our failure to register Mr. Dunavant's shares. Under our agreement with Mr. Dunavant, for each month his shares remain unregistered, we must issue and include in the registration an additional 25,000 shares of our Common Stock to Mr. Dunavant. Mr. Dunavant purchased the 350,000 shares of our Common Stock in an asset purchase agreement, dated August 13, 1999. Under this agreement we conveyed $100,000 in cash and issued 350,000 shares of our Common Stock in exchange for 250,000 shares of Summus Technologies, Inc., Common Stock owned by Mr. Dunavant. We are incurring the costs of defense against Mr. Dunavant's claims. Our present understanding of these claims is preliminary. Based on our present understanding, however, management does not believe that the outcome of Mr. Dunavant's lawsuit or claims will have a material adverse effect on our financial condition or results of operations.


                                     63/80

              Item 9.  Market for Common Equity and Related Stockholder Matters.


ITEM 9.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

A.  Market Information
    ------------------

         Our Common Stock, $.001 par value, is traded in the over-the-counter market and is quoted on the NASD Over The Counter Bulletin Board ("OTCBB") under the symbol "HSNS." Prior to January 25, 1999, we were quoted on the OTCBB under the symbol "ZZNT."

         The following tables set forth the high and low daily bid prices for each quarter during the entire trading history of our Common Stock as reported by the OTCBB. Such quotations reflect inter-dealer prices without markup, markdown or commissions and may not necessarily represent actual transactions.


2000                                   LOW                        HIGH
----                                   ---                        ----

First Quarter through                $11.750                     $32.375
February 9, 2000



1999                                  LOW                         HIGH
----                                  ---                         ----

First Quarter                        $ 1.125                     $ 2.250
Second Quarter                       $ 1.250                     $ 4.750
Third Quarter                        $ 1.440                     $ 6.590
Fourth Quarter                       $ 4.062                     $18.125



1998                                  LOW                        HIGH
----                                  ---                        ----

First Quarter                     Not Traded                  Not Traded
Second Quarter                    Not Traded                  Not Traded
Third Quarter                        $ 2.125                     $ 7.250
Fourth Quarter                       $ 2.125                      $5.875


         The OTCBB is a regulated quotation service that displays real-time quotes and volume information in over-the-counter (OTC) equity securities. The OTCBB does not impose listing standards or requirements, does not provide automatic trade executions and does not maintain relationships with quoted issuers. Stocks traded on the OTCBB may face a loss of market makers, lack of readily available bid and ask prices for its stock, experience a greater spread between the bid and ask price of its stock and a general loss of liquidity with its stock. In addition, certain investors have policies against purchasing or holding OTC securities. Both trading volume and the market value of our securities have been, and will continue to be, materially affected by the trading on the OTCBB.

                                     64/80

             Item 9.  Market for Common Equity and Related Stockholder Matters.


B.  HOLDERS

         As of February 10, 2000, there were 138 holders of record of the High Speed's Common Stock. As of February 10, 2000 we had 21,062,149 shares of Common Stock issued and outstanding.

         As of February 10, 2000, an amount of 895,000 shares of our Common Stock are subject to outstanding options.

C.  DIVIDENDS

         We have never paid any cash dividends on our capital stock. We anticipate that we will retain earnings, if any, to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our Common Stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant.


                                     65/80

                              Item 10.  Recent Sales of Unregistered Securities.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

         As of January 1, 1997, 5,000 shares of our Common Stock were issued and outstanding. Of this 5,000 shares, High Speed's sole director and corporate officer at this time owned beneficially 4,875 shares of Common Stock and 25 non-affiliates of High Speed each owned 5 shares of our Common Stock. From our inception through July 21, 1998, our articles of incorporation authorized the issuance of up to 5000 shares of Common Stock.

         Since January 1, 1997, we have issued the following securities as described below. In the summary below, all references to "High Speed," "us," "we," or "our" refer to High Speed Net Solutions, Inc. under any of its prior corporate names (ZZAP.NET Inc., and EMN Enterprises, Inc.).


(1) During the period commencing on January 1, 1997, and ending on June 20, 1998, no Common Stock was issued.

(2) On June 20, 1998, the outstanding 5000 shares of Common Stock were split 200:1, creating an issued and outstanding capitalization of 1,000,000 shares of our Common Stock.

(3) In August 1998, we issued 1,550,000 shares of Common Stock to Mr. Bradford Richdale as forgiveness of a debt valued at $149,820 that we owed to him. Mr. Richdale loaned us these funds to enable us to finance our operations.

(4) In August of 1998, we issued 3,766,600 shares of Common Stock for an aggregate consideration of $317,000. Included in these issuances were:
        (i) issuance of 1,100,000 shares to StoneLeigh Ltd., and entity established by Mr. Richdale; (ii) issuance of 2,330,000 shares to Mr. Rene Hamouth, the sole director and sole corporate officer of High Speed; (iii) issuance of 116,600 shares to 24 investors; and (iv) issuance of 220,000 shares to six investors. The proceeds from these transactions were used to finance operations.

(5) In August 1998, we acquired the business and assets of, and assumed the liabilities of, Marketers World, Inc. To pay Marketers World, we issued 9,275,000 shares of Common Stock to Marketers World, Inc. Mr. Bradford Richdale was the sole shareholder of Marketers World. In addition, the president and then sole director and sole corporate officer of High Speed, Mr. Hamouth, transferred 725,000 shares of his personal Common Stock to Marketers World to effect the transaction. No independent valuation was made of the amount of assets we acquired and the liabilities we assumed. The value of assets obtained from Marketers World was $420,259. The Marketers World officer executing the asset purchase agreement was Mr. Michael Cimino, who subsequently was elected the sole director and officer of High Speed. Subsequently, the 10,000,000 shares that Marketers World received in the transaction were assigned by Mr. Richdale as follows: (i) 6,835,000 shares to Ormond Trust, an entity established by Mr. Richdale; (ii) 140,000 shares to Mr. Cimino; and (iii) the remaining 3,025,000 shares to 24 other persons.

                                     66/80

                             Item 10.  Recent Sales of Unregistered Securities.


(6) In September of 1998 we acquired the business, assets and liabilities of Brad Richdale Direct, Inc. In exchange for all of the outstanding and issued stock of Brad Richdale Direct we issued: (i) 775,000 shares of Common Stock to Ormond Trust, Brad Richdale Direct's major shareholder, and an entity established by Mr. Bradford Richdale; and (ii) 225,000 shares of Common Stock to Mr. Michael Cimino, who at the execution of the transaction was President of Brad Richdale Direct and President of High Speed.

        In connection with this transaction, in February of 1999 we issued an immediately vested option for 1,000,000 shares of Common Stock to Mr. Bradford Richdale, exercisable at a price of $0.01 per share. As discussed below, this option was later exercised in August of 1999. Also, in connection with this transaction, in September of 1999, we issued 140,000 shares of Common Stock to Mike Cimino. Finally, we issued 100,000 shares to Mr. Cimino as consideration for his services in effecting this transaction.

(7) In September of 1998, we issued 300,000 shares of Common Stock for the purpose of acquiring HealthTec, Inc., and National Direct Corporation. We issued 100,000 of these shares to Mr. Bradford Richdale and we issued 100,000 of these shares to Mr. Michael Cimino. This transaction was rescinded in November of 1998 and in August of 1999 we implemented the cancellation of the 300,000 shares issued for this acquisition. In September of 1998, under a stock purchase agreement, we agreed to issue 200,000 shares of Common Stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of VR Mall, Inc. In September of 1998, under a stock purchase agreement, we agreed to issue 600,000 shares of Common Stock to Mr. Bradford Richdale for the purpose of acquiring all of the stock of Golf Vacations Resort. These two transactions were rescinded in November of 1998. The Common Stock issuances contemplated by these transactions were never implemented.

(8) In February of 1999 we issued 157,323 shares of Common Stock to GEM Singapore for an agreement that GEM Singapore pay us $471,987. On July 16, 1999, we canceled these shares for lack of consideration because the transaction did not close.

(9) From February to April of 1999 we issued 338,188 shares of our Common Stock to 16 individuals for a price per share ranging from $1.00 to $2.50 per share and we received an aggregate investment of $347,500 for these shares. The proceeds from these investments were used to finance operations.

(10) In May of 1999, we issued 795,001 shares of Common Stock in exchange for a 16.7% investment in Summus Technologies, Inc. Subsequent to this transaction, Summus Technologies merged with Summus Ltd. giving us a 16.7% ownership in Summus Ltd. We issued the 795,001 shares to 5 individuals for their shares of Summus Technologies. Except for one individual, we gave no other consideration for the Summus Technologies shares beyond the issuance of our Common Stock. Of the 795,001 shares issued, 350,000 shares were issued to Mr. Roger Dunavant under a stock purchase agreement. In addition to the issuance of the 350,000 shares, we also paid Mr. Dunavant $100,000 in cash. In return we received 250,000 shares of the Common Stock of Summus Technologies.

                                     67/80

                             Item 10.  Recent Sales of Unregistered Securities.


(11)     In May of 1999, we issued 200,000 shares of our Common Stock when Myung
         K. Kim exercised his Common Stock options for an exercise price of $0.01 per share. Mr. Kim received these stock options under his employment agreement as our President.

(12) In May of 1999, we issued 200,000 shares of our Common Stock when Richard F. Seifert exercised his Common Stock options for an exercise price of $0.01 per share. Mr. Seifert received these stock options under his verbal employment agreement as our Vice President.

(13) In May of 1999, we issued 425,000 shares of our Common Stock when Mike Cimino exercised his Common Stock options for an exercise price of $0.01 per share. Mr. Cimino received these stock options under his verbal employment agreement as our President.

(14) During the four month period between February 1, 1999 and May 24, 1999, we issued 17 convertible debentures at 8% per annum at a $0.50 per share conversion rate. The aggregate consideration we received by issuing these debentures was $1,986,858. Except for one debenture in the amount of $350,000, all of these debentures were issued to Mr. Bradford Richdale or to entities established by Mr. Richdale: Ormond Trust and StoneLeigh Ltd. On May 24, 1999, all holders converted these debentures into shares of our Common Stock and we issued 3,973,720 shares of our Common Stock upon conversion of these debentures.

(15) From July 1, 1999 through July 15, 1999 we issued 6 convertible debentures at 8% per annum at $0.50 per share conversion rate. The aggregate consideration we received by issuing these debentures was $47,750. On July 15, 1999, all holders converted these debentures into shares of our Common Stock and we issued 95,500 shares of our Common Stock upon conversion of these debentures.

(16) On July 15, 1999 we issued 1 convertible debentures to Mr. Bradford Richdale at 8% per annum at a $0.25 per share conversion rate. The consideration we received for this debenture was $62,500. On July 15, 1999, the holder converted this debenture into shares of our Common Stock and we issued 250,000 shares of our Common Stock upon conversion of this debenture.

(17) In August of 1999 we issued 1 convertible debenture to Mr. Bradford Richdale and 2 convertible debentures to Ormond Trust, an entity established by Mr. Richdale, all at 8% per annum at a $1.00 per share conversion rate. The consideration we received for these three debentures was $458,640. On the date they were issued, the holder converted these debentures into shares of our Common Stock and we issued 458,640 shares of our Common upon conversion of these debentures.

(18) On August 5, 1999 we issued 1 convertible debenture at 8% per annum at a $1.50 per share conversion rate. The consideration for this debenture was $100,000. On the date it was issued, the holder converted this debenture into shares of our Common Stock and we issued 75,000 shares of our Common Stock upon conversion of this debenture.

                                     68/80

                             Item 10.  Recent Sales of Unregistered Securities.

        To summarize the debenture issuances, the total aggregate consideration for all 28 convertible debentures issued was $2,655,748. Of the amounts given above for issuance of the convertible debentures, $2,190,000 was directly paid by Mr. Bradford Richdale to Summus to cover a portion of the first three payments that we were obligated to make to Summus under the Marketing License Agreement. Under the Marketing License Agreement, we were obligated to make four payments of $750,000 each for our rights under the agreement. The remaining $558,640 was used to finance operations. As discussed in the items above, all of these debentures were converted shortly after their issuance by the respective holders to an aggregate of 4,852,856 shares of Common Stock.

(19) In July of 1999, we issued 500 shares of our Common Stock to Mr. Jason Parsons in exchange for Mr. Parson's services in developing our company logo.

(20) In July of 1999, we issued 50,000 shares of our Common Stock to Ron De Jong as payment for his services as a consultant to us.

(21) In July of 1999, we issued 25,000 shares of our Common Stock to Mr. Bradford Richdale beneficially in exchange for Mr. Richdale's assistance in the Roger Dunavant Summus Technology stock acquisition.

(22) In July of 1999, we issued 10,000 shares of our Common Stock to Mr. Greg Catinella in exchange for Mr. Catinella's fundraising services.

(23) In August of 1999, we issued 1,000,000 shares of our Common Stock when Mr. Bradford Richdale exercised his Common Stock options which we issued with an exercise price of $0.01 per share. We waived payment of the exercise price in exchange for Mr. Richdale transferring to us certain marketing rights to Summus technology. Mr. Richdale received these stock options in connection with the purchase by High Speed of all of the stock of Brad Richdale Direct, Inc.

(24) In August of 1999, we implemented the cancellation of 5,873,423 shares of Common Stock for lack of consideration for to the following acquisitions and investments. We canceled 300,000 shares of Common Stock because we rescinded the acquisitions of National Direct Corporation and Healthtec. We canceled 5,161,100 shares of Common Stock as part of a voluntary rollback of the Marketers World acquisition subsequent to Marketers World ceasing operations. We canceled the 25,000 shares issued to Mr. Bradford Richdale for his assistance with the Roger Dunavant transaction. We canceled the 230,000 shares issued to Mr. Michael Cimino for his services. Finally, we canceled 157,323 shares due to lack of consideration for a transaction involving GEM Singapore.

(25) In August of 1999, we issued 1,500,000 shares of our Common Stock to Summus Ltd. as part of the payment for our rights under a Marketing License Agreement. These shares were issued in lieu of paying Summus the final of four $750,000 payments due to Summus under the Marketing License Agreement.

(26) In August of 1999, we issued 250,000 shares of our Common Stock at $1.00 per share to two investors under a subscription agreement. These investors are the parents of Mr. Richard F. Seifert, a member of our board of directors.

                                     69/80

                             Item 10.  Recent Sales of Unregistered Securities.


(27) On February 28, 2000, we sold 2,000 shares of Series A Convertible Preferred Stock to an investor at a price of $1,000 per share, for an aggregate consideration of $2,000,000. The sale and issuance of the Series A Convertible Preferred Stock was made in reliance on Rule 506 of Regulation D.


         The sales and issuances of securities in the above transactions were made in reliance on the exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof, and/or Regulation D and/or Rule 701 thereunder.



         The purchasers of restricted securities represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. We believe that all recipients of restricted securities had adequate access, through employment or other relationships, to information about High Speed to make an informed investment decision.


         Sales of shares of our Common Stock and Preferred Stock were made as follows:

(i) 1,390,000 shares of our Common Stock were issued to persons who were officers, directors or employees of High Speed in exchange for services valued at $1,687,551 in transactions that were exempt under Rule 701.

(ii) 1,285,500 shares of our Common Stock were issued to persons who were consultants and advisors in exchange for services valued at $2,147,646 in transactions that were exempt under Rule 701.

(iii) 1,120,500 shares of our Common Stock were sold for $747,450 to 10 persons not in the foregoing categories in transactions that were exempt under Section 4(2).

(iv) 11,550,000 shares of our Common Stock were issued to acquire the assets of two companies owned by Mr. Bradford Richdale and to acquire rights under agreements with Summus in transactions that were exempt under Section 4(2).

(v) 3,982,356 shares of our Common Stock were sold for $2,158,299 to Mr. Bradford Richdale, the founder of High Speed, and related parties in transactions that were exempt under Section 4(2).

(vi) 795,001 shares of our Common Stock were issued in exchange for Summus shares valued at $1,792,127 in transactions that were exempt under
          Section 4(2).

(vii) 5,654,788 shares of our Common Stock were sold for $814,320 to 46 persons in transactions that were exempt under Rule 504.

(viii) 2,000 shares of our Series A Convertible Preferred Stock were sold for $2,000,000 to one investor in a transaction that wax exempt under Rule 506 of Regulation D.


                                     70/80

                Item 11. Description of Registrant's Securities to be Registered

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         In accordance with our amended and restated certificate of incorporation, we are authorized to issue up to 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of February 10, 2000, there were 21,062,149 shares of Common Stock outstanding and no shares of preferred stock outstanding.

         The following summary description of our capital stock is not intended to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, filed as exhibits to this registration statement, and is qualified by the applicable provisions of the Florida Business Corporation Act (the "FBCA").

COMMON STOCK

         As of February 10, 2000, there were 21,062,149 shares of Common Stock outstanding held by 138 stockholders of record. In addition, as of February 10, 2000, there were outstanding stock options to purchase 895,000 shares of Common Stock. Based upon the number of shares outstanding as of that date and giving effect to the issuance of Common Stock upon the exercise of all outstanding stock options, assuming that these options fully vest, there will be 21,957,149 shares of Common Stock outstanding.

         Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of Common Stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any of our securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock may be subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

PREFERRED STOCK

         Prior to February 10, 2000, there were no issued and outstanding shares of our preferred stock and before that date we have never issued any shares of preferred stock.

         We have recently amended and restated our articles of incorporation to eliminate the specific rights and privileges originally associated with our preferred stock. We have replaced these specific rights and privileges with language in our articles of incorporation granting the board of directors the power to determine by resolution at a future date the designations, rights and privileges of the preferred stock. We have taken this action to prepare generally for the future possibility of issuing preferred stock in a financing transaction.

         The board of directors, without further action by shareholders, may from time to time authorize the issuance of shares of preferred stock in one or more series and with certain limitations, rights, preferences, qualifications, or restrictions thereon and the number of shares constituting such series and

                                     71/80

                Item 11. Description of Registrant's Securities to be Registered


the designation of such series. Satisfaction of any dividend preferences on outstanding preferred stock would reduce the amount of funds available for the payment of dividends on our Common Stock. Holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding up of High Speed before any payment is made to the holders of Common Stock. In addition, under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a change in control of High Speed. The board of directors of High Speed, without shareholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the rights of holders of Common Stock.


         On February 28, 2000, we designated a series of Preferred Stock called Series A Convertible Preferred Stock consisting of 10,000 shares. The rights of the Series A Convertible Preferred Stock include the following rights: (i) a cumulative dividend of $80 each year per share of Series A Convertible Preferred Stock, and we have the right to pay this dividend by issuing additional shares of Series A Convertible Preferred Stock; (ii) no voting rights except for the right to approve by a majority vote of the holders of the Series A Convertible Preferred Stock our issuance of any shares of a series or class of preferred stock that ranks senior to the Series A Convertible Preferred Stock and any voting rights required under Florida law; (iii) the right to convert the Series A Convertible Preferred Stock into shares of our Common Stock at a conversion price of $14.24, subject to antidilution adjustment in the case of Common Stock dividends, splits and reorganizations; and (iv) a liquidation preference of $1,000 per share of Series A Convertible Preferred Stock, plus accrued unpaid dividends, payable in the event of any liquidation, dissolution, or winding up of High Speed. After March 1, 2002, we have the right to redeem any outstanding shares of the Series A Convertible Preferred Stock at a redemption price of $1,000 per share of Series A Convertible Preferred Stock plus accrued dividends that have not been paid.

         If the 2,000 shares of Series A Convertible Preferred Stock issued and outstanding were to convert to Common Stock, then an additional 140,449 shares of our Common Stock would be issued and outstanding. If we sold the total authorized 10,000 shares of Series A Convertible Preferred Stock, and if all 10,000 shares were to convert to Common Stock, then an additional 702,247 shares of our Common Stock would be issued and outstanding.





REGISTRATION RIGHTS

         The following summary description of registration rights outstanding on some of our Common Stock is not intended to be complete and is qualified by reference to certain exhibits filed with this registration statement.

         We entered into an agreement with Mr. William R. Dunavant on August 13, 1999 under whom Mr. Dunavant has a claim or right with respect to the registration of our shares under the Securities Act of 1933, as amended. The agreement grants Mr. Dunavant registration rights for 350,000 shares of our Common Stock. The agreement specifies that we must register Mr. Dunavant's shares as of a date a certain number of days from the date of the agreement.

                                     72/80

                                     71/79

                Item 11. Description of Registrant's Securities to be Registered



Under our agreement with Mr. Dunavant, for each month his shares remain unregistered, we must issue and include in the registration an additional 25,000 shares of our Common Stock to Mr. Dunavant. Mr. Dunavant claims that his rights for additional shares will continue to accrue at a per month rate of 25,000 shares until we have satisfied our obligations under this agreement. As of the date of this registration, under the agreement Mr. Dunavant has a claim for registration of 50,000 additional shares.

         Under a stock option agreement with Mr. Bradford Richdale, we granted Mr. Richdale piggyback registration rights for 1,000,000 shares of Common Stock that Mr. Richdale later purchased by exercising the option. In general, Mr. Richdale's registration rights are for a Securities Act registration, such as a registration on form S-1.

         Under stock options  granted in 1999 to former  executive  officers and consultants of High Speed who served during 1999 we granted piggyback registration rights for up to 950,00 shares of our Common Stock. Under debentures dated in April through August of 1999 and issued to Mr. Bradford Richdale and related parties we granted piggyback registration rights for up to 3,968,640 shares of our Common Stock.

         Under debentures granted to 8 individuals we granted piggyback registration rights for up to 316,500 shares of our Common Stock, to be effected upon our first Securities Act registration. Under the debentures we must register the remaining shares derived from the debentures, 104,000 shares, in subsequent Securities Act registrations.

RIGHTS TO COMMON STOCK AND OPTIONS FOR COMMON STOCK IN EXCHANGE FOR SERVICES

         We have a consulting agreement dated September 24, 1999 with Mr. Kyoung Park under which Mr. Park receives the rights to 2,000 shares of our Common Stock for revenue we derive from a potential customer of High Speed and Summus. Under this consulting agreement we also pay Mr. Park 4% of all revenue we receive from this customer. If revenues with this potential customer in 2000 are $1,000,000 then Mr. Park would receive 20,000 shares. As revenue levels rise Mr. Park has the right to proportionally receive more shares for higher revenue levels. To date, we have no agreement with this potential customer. Consequently, we have not paid Mr. Park any funds nor issued Mr. Park any shares under this agreement.

         We have a consulting agreement dated December 15, 1999 with RPC Consulting under which RPC Consulting receives option rights to purchase up to 200,000 shares of our Common Stock at an exercise price of $10.00 per share for certain levels of business revenue we may derive. RPC Consulting's options shall vest and become exercisable in increments of 50,000 shares in accordance with a revenue-based vesting schedule starting at $2,000,000 and ending at $20,000,000. To date, none of RPC Consulting's options have vested.

                                     73/80

                             Item 12.  Indemnification of Directors and Officers


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following summary description of indemnification and limitation of liability for our officers is not intended to be complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, filed as exhibits to this registration statement, and is qualified by the applicable provisions of the Florida Business Corporation Act (the "FBCA").

         Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Florida law and, to the extent permitted by such law, eliminate, or limit the personal liability of directors to High Speed and its shareholders for monetary damages for certain breaches of fiduciary duties. The liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to High Speed or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any improper distribution under the FBCA; or (iv) for any transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling High Speed pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We intend to obtain liability insurance for our directors and officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the amended and restated certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.


                                     74/80

                            Item 13 Financial Statements and Supplementary Data.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The Financial Statements and Supplementary Data required by this Item are filed as part of this Form 10. See Index to Financial Statement Information at Page F-1 of this Form 10.

                                     75/80

                                                 Item 14  Changes in Accountants

ITEM 14. CHANGES IN ACCOUNTANTS

         In November of 1999 we engaged Ernst and Young LLP as our independent public accountants to prepare audited financials for filing this registration statement. Our prior management had most recently prepared financial statements in mid-1998 and these financials were audited and reviewed by a sole practitioner CPA whose office was located in the state of Nevada. Our new management desired to have accounting services provided by an accounting firm with experience with public reporting companies and, therefore, we engaged Ernst and Young.


                                     76/80

                                    Item 15.  Financial Statements and Exhibits.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

A.  FINANCIAL  STATEMENTS.

         The information required by this item is contained in the "Index to Financial Statements" on Page F-1 of this Form 10 registration statement and such information is incorporated herein by reference.

B.  INDEX TO EXHIBITS


Exhibit Number       Exhibit Description
--------------       -------------------

     3.01   *   Articles of Incorporation,  dated April 30, 1984 (as formerly in effect, as amended in Exhibits 3.02, 3.03, 3.04).

     3.02   *   Amendment to Articles of Incorporation, dated July 20, 1998.

     3.03   *   Amendment to Articles of Incorporation, dated August 24, 1998.

     3.04   *   Amendment to Articles of Incorporation, dated December 10, 1998

     3.05   *   Restated Articles of Incorporation,  dated February 11, 2000 (as currently in effect).

     3.06   *   Bylaws.

     3.07   *   Amended and Restated Bylaws.

     3.08 Articles of Amendment regarding Statement of Rights and Preferences of the 8% Series A Convertible Preferred Stock

     4.01   *   Specimen common stock certificate.

     10.01 Master Agreement ("MA") with Summus, Ltd. ("Summus"), dated February 18, 2000

     10.02      Software  License  Agreement  ("SLA")  with  Summus,   dated
                February 18, 2000

     10.03 Software Maintenance Agreement ("SMA") with Summus, dated February 18, 2000

     10.04      Revenue  Sharing  Agreement   ("RSA")  with  Summus,   dated
                February 18, 2000

     10.05  *   Equity Compensation Plan, effective January 31, 2000.

     10.06  *   Marketing  License  Agreement  ("MLA")  with  Summus,  including
                Exhibit A and Exhibit E, dated as of February, 1999.

     10.07  *   First Amendment to MLA, dated August 16, 1999.

                                     77/80

                                   Item 15.  Financial Statements and Exhibits.


Exhibit Number       Exhibit Description
--------------       -------------------


     10.08  *   Letter Agreement among Bradford J. Richdale,  Michael M. Cimino,
                President of  Zzap.net,  Inc.,  predecessor  in interest to High
                Speed Net  Solutions,  Inc.  ("HSNS"),  and Dr.  Bjorn  Jawerth,
                President of Summus, Ltd., and Summus Technologies,  Inc., dated
                January 14, 1999.

     10.09  *   First Amendment to Letter Agreement, dated August 16, 1999

     10.10  *   Letter to Samsung Electronics, dated March 25, 1999.

     10.11  *   Samsung Non-Circumvention Agreement with Summus, dated April 15,
                1999.

     10.12  *   Letter to Samsung Electronics, dated August 9, 1999.

     10.13  *   Letter  concerning  Agency  Agreement for Samsung  negotiations, dated March 25, 1999.

     10.14  *   Capital  Associates  Lease  Agreement  between  HSNS and Phoenix
                Limited Partnership of Raleigh, dated October 15, 1999.

     10.15  *   Stock Purchase  Agreement  with Mr.  William R. Dunavant,  dated
                August 13, 1999.

     10.16  *   Supplement   to  Agreement  by  and  Between  HSNS  and  William
                Dunavant, dated August 13, 1999.

     10.17  *   Advisory  Agreement  with  R J  Seifert  Enterprises,  dated
                February 6, 1999.

     10.18  *   Non-Circumvention and Non-Disclosure  Agreement with R J Seifert
                Enterprises, dated February 6, 1999.

     10.19  *   Employment Offer Letter with Andrew Fox, dated January 20, 2000.

     10.20  *   Stock Option Award  Agreement  with Andrew Fox, dated August 25,
                1999.

     10.21  *   Employment  Offer  Letter  with  Alan  R . Kleinmaier,  dated
                February 7, 2000.

     10.22  *   Stock  Option  Award  Agreement  with  Alan  Kleinmaier,  dated
                August 25, 1999.

     10.23  *   Settlement Agreement with Peter Rogina, dated September 22,
                1999.

     10.24  *   Employment and Stock Option  Agreement with Peter Rogina,  dated
                March 1, 1999.

     10.25  *   Consulting  Agreement  with  Kyoung  Park,  Summus,  dated
                September  24, 1999.

     10.26  *   Consulting Agreement with RPC International, dated December 15,
                1999.

                                     78/80

                                   Item 15.  Financial Statements and Exhibits.


Exhibit Number       Exhibit Description
--------------       -------------------


     10.27  *   Shareholders'   Agreement  with  Summus,  Sharon  Stairs,  Ahmad
                Moradi,  Antonio Bianco, Joseph Peretta,  Rich, Bahman & Berger,
                David Anderson, Stephen Purkiss, Kerstin Jawerth, Ron Compton, dated August 16, 1999.

     10.28  *   Letter of Intent  among HSNS,  Samsung  Electronics  of America,
                Inc. and Summus, dated February 15, 2000.

     10.29 Software Escrow Agreement with Summus and Fort Knox Escrow Services, Inc., dated February 18, 2000.

     10.30       Letter Agreement with Summus, Dated March 13, 2000

     23.1  *    Consent of Ernst & Young LLP.

      27   *    Financial Data Schedule.

-------------------------------
* Included as an Exhibit (same number as herein) to Form 10-12G filed with the Securities and Exchange Commission on February 18, 2000.


                                     77/79

                                    INDEX TO
                         High Speed Net Solutions, Inc.
                          (A DEVELOPMENT STAGE COMPANY)

                              Financial Statements

                     Years ended December 31, 1999 and 1998



                                    CONTENTS

Report of Independent Auditors.............................................F-1

Financial Statements

Balance Sheet at December 31, 1998 and 1999................................F-2
Statements of Operations for the Year Ended December 31,
   1998 and 1999 and for the Period of Inception to
   December 31, 1999.......................................................F-3
Statements of Stockholders' Equity (Deficit)...............................F-4

Statements of Cash Flows for the Year Ended December 31,
   1998 and 1999 and for the Period of Inception to
   December 31, 1999.......................................................F-6
Notes to Financial Statements..............................................F-8

                         Report of Independent Auditors


The Board of Directors and Shareholders
High Speed Net Solutions, Inc.

We have audited the accompanying balance sheets of High Speed Net Solutions, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of High Speed Net Solutions, Inc. (a development stage company) at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the Unites States.

The accompanying financial statements have been prepared assuming that High Speed Net Solutions, Inc. (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and will require additional capital in 2000 to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                            /s/ Ernst & Young LLP

February 15, 2000
Raleigh, North Carolina

                                          High Speed Net Solutions, Inc.
                                           (A DEVELOPMENT STAGE COMPANY)

                                                  Balance Sheets

                                                                                       December 31
                                                                                 1998                1999
                                                                              -----------      ------------
ASSETS
Current assets:
   Cash and cash equivalents                                                  $    18,609      $    248,740
   Accounts receivable                                                              7,559              --
                                                                              -----------      ------------
Total current assets                                                               26,168           248,740

Furniture and equipment, net                                                         --               3,720
Investment in common stock of related party                                          --           1,894,127
Prepaid royalties                                                                    --           4,528,125
Licensing rights, less accumulated amortization of $8,610 and $25,830 for
years ended 1998 and 1999                                                          68,890            43,060
                                                                              -----------      ------------
Total assets                                                                  $    95,058      $  6,717,722
                                                                              ===========      ============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables to related parties                                                   $   295,558      $    589,815
Accounts payable and accrued expenses                                               8,457            99,876
Loss contingency accrual                                                             --             800,000
                                                                              -----------      ------------
Total current liabilities                                                         304,015         1,489,691

Stockholders' equity (deficit):
   Preferred Stock, $0.001 par value; 5,000,000 shares authorized,
     no shares issued and outstanding                                                --                --
   Common stock, $.001 par value, authorized 50,000,000 shares; issued and outstanding 17,131,700 and 21,062,149 shares
                                                                                   17,132            21,062
   Additional paid-in capital                                                   1,695,336        17,272,820
   Deficit accumulated during the development stage                            (1,693,806)      (11,838,182)
   Treasury stock, at cost (38,500 shares)                                       (227,619)         (227,619)
                                                                              -----------      ------------
Total stockholders' equity (deficit)                                             (208,957)        5,228,081
                                                                              -----------      ------------
                                                                              $    95,058      $  6,717,772
                                                                              ===========      ============


SEE ACCOMPANYING NOTES.

                                       High Speed Net Solutions, Inc.
                                        (A DEVELOPMENT STAGE COMPANY)

                                          Statements of Operations

                                                                                     Period From
                                                                                   January 2, 1998
                                                                                    (Inception) to
                                                                                     December 31
                                                    Year Ended December 31
                                                     1998             1999               1999
                                                 -----------      ------------      ------------
Selling, general and administrative expenses     $   427,841      $  7,488,627      $  7,916,468

Interest expense                                        --           2,655,749         2,655,749
                                                 -----------      ------------      ------------
Loss from continuing operations                     (427,841)      (10,144,376)      (10,572,217)
Loss from discontinued operations                 (1,265,965)             --          (1,265,965)
                                                 -----------      ------------      ------------
Net loss                                         $(1,693,806)     $(10,144,376)     $(11,838,182)
                                                 ===========      ============      ============

Per share amounts (basic and diluted):
   Loss from continuing operations               $     (0.06)     $      (0.53)     $      (0.83)
                                                 ===========      ============      ============
   Loss from discontinued operations             $     (0.20)     $       --        $      (0.10)
                                                 ===========      ============      ============
   Net loss                                      $     (0.26)     $      (0.53)     $      (0.93)
                                                 ===========      ============      ============

Weighted average shares outstanding                6,566,883        19,030,492        12,798,688
                                                 ===========      ============      ============

SEE ACCOMPANYING NOTES.

                                        High Speed Net Solutions, Inc.
                                         (A DEVELOPMENT STAGE COMPANY)

                                   Statements of Stockholders' Equity (Deficit)

                                                                     Date of               Common Stock
                                                                   Transaction         Shares        Par Value
                                                                ------------------ --------------- --------------
Balance at January 2, 1998 (inception)                                                        -      $       -
Stock sold for cash                                             Jan. 1998                   100              -
Shareholders capital contributions                              June-July 1998

Recapitalization upon reverse acquisition of  High Speed Net
   Solutions, Inc.                                              Aug. 1998            10,275,000         10,275
Common stock sold for cash                                      Sept. 1998            3,766,600          3,767
Common stock issued for payment of debt to a shareholder        Sept. 1998            1,550,000          1,550
Treasury stock acquired for cash                                                              -              -
Common stock issued to acquire licensing rights                 Sept. 1998              775,000            775
Common stock issued for services                                Sept. 1998              765,000            765
Net loss for the year ended December 31, 1998                                                 -              -
                                                                                   --------------- --------------
Balance at December 31, 1998                                                         17,131,700         17,132
Compensation expense related to grant of stock option to
   purchase 1,000,000 shares at no exercise price               Feb. 1999                     -              -
Common stock sold for cash                                      March 1999              118,188            118
Common stock issued to shareholder for advances made on
   behalf of the Company                                        April 1999              220,000            220
Compensation expense related to grant of options to purchase
   825,000 shares at $.01 per share                             May 1999                      -              -
Common stock issued for investment in related party             May 1999                795,001            795
Common stock issued for services                                July 1999                85,500             85
Common stock issued for advance royalty payment                 Aug. 1999             1,500,000          1,500
Common stock issued in exchange for convertible debentures
                                                                Aug. 1999             4,852,860          4,853
Beneficial conversion feature related to convertible debt       Aug. 1999                     -              -
Common stock canceled in connection with merger between High
   Speed Net Solutions, Inc. and Marketers World, Inc. in
   August 1998                                                  Aug. 1999            (5,161,100)        (5,161)
Cancellation of compensatory stock issued in 1998 and 1999      Aug. 1999              (555,000)          (555)
Stock option exercises                                          Aug. 1999             1,825,000          1,825
Common stock issued in conjunction with subscription
   agreement, 250,000 shares at $1.00 per share                 Aug. 1999               250,000            250
Compensation expense related to grant of option to purchase
   240,000 shares at $.01 per share                             Sept. 1999                    -              -
Net loss for the year ended December 31, 1999                                                 -              -
                                                                                   --------------- --------------
Balance at December 31, 1999                                                         21,062,149       $ 21,062
                                                                                   =============== ==============



                                                                                  Deficit
                                                                                 Accumulated
                                                                                 During the
                                                                 Paid-in         Development       Treasury
                                                                 Capital            Stage            Stock           Total
                                                            ----------------- ----------------- -------------- -----------------

Balance at January 2, 1998 (inception)                         $         -        $        -       $        -   $           -
Stock sold for cash                                                      -                 -                -               -
Shareholders capital contributions                               1,091,648                 -                -       1,091,648

Recapitalization upon reverse acquisition of  High Speed Net       (10,275)                -                -               -
   Solutions, Inc.                                                 313,233                 -                -         317,000
Common stock sold for cash
Common stock issued for payment of debt to a shareholder           148,270                 -                -         149,820
Treasury stock acquired for cash                                         -                 -         (227,619)       (227,619)
Common stock issued to acquire licensing rights                     76,725                 -                -          77,500
Common stock issued for services                                    75,735                 -                -          76,500
Net loss for the year ended December 31, 1998                            -        (1,693,806)               -      (1,693,806)
                                                             ----------------- ----------------- -------------- -----------------
Balance at December 31, 1998                                     1,695,336        (1,693,806)        (227,619)       (208,957)
Compensation expense related to grant of stock option to
   purchase 1,000,000 shares at no exercise price                2,000,000                 -                -       2,000,000
Common stock sold for cash                                         127,382                 -                -         127,500
Common stock issued to shareholder for advances made on
   behalf of the Company                                           219,780                 -                -         220,000
Compensation expense related to grant of options to purchase     1,640,000                 -                -       1,640,000
   825,000 shares at $.01 per share
Common stock issued for investment in related party              1,791,332                 -                -       1,792,127
Common stock issued for services                                   130,729                 -                -         130,814
Common stock issued for advance royalty payment                  2,276,625                 -                -       2,278,125
Common stock issued in exchange for convertible debentures       2,650,896                 -                -       2,655,749
Beneficial conversion feature related to convertible debt        2,655,749                 -                -       2,655,749
Common stock canceled in connection with merger between High
   Speed Net Solutions, Inc. and Marketers World, Inc. in
   August 1998                                                       5,161                 -                -               -
Cancellation of compensatory stock issued in 1998 and 1999         (90,695)                -                -         (91,250)
Stock option exercises                                              (1,825)                -                -               -
Common stock issued in conjunction with subscription
   agreement, 250,000 shares at $1.00 per share                  1,094,750                 -                -       1,095,000
Compensation expense related to grant of option to purchase
   240,000 shares at $.01 per share                              1,077,600                 -                -       1,077,600
Net loss for the year ended December 31, 1999                            -       (10,144,376)               -     (10,144,376)
                                                             ----------------- ----------------- -------------- -----------------
Balance at December 31, 1999                                 $  17,272,820      $(11,838,182)     $   (227,619)  $  5,228,081
                                                             ================= ================= ============== =================


SEE ACCOMPANYING NOTES.

                                                   High Speed Net Solutions, Inc.
                                                    (A DEVELOPMENT STAGE COMPANY)

                                                      Statements of Cash Flows

                                                                                                                      Period From
                                                                                                                    January 2, 1998
                                                                                                                    (Inception) to
                                                                                Year Ended December 31                December 31
                                                                              1998                 1999                    1999
                                                                          -----------           ------------           ------------
OPERATING ACTIVITIES
Loss from continuing operations                                           $  (427,841)          $(10,144,376)          $(10,572,217)
Adjustments to reconcile net loss to net cash used in operating activities:
     Loss on disposal of equipment                                             36,858                   --                   36,858
     Non cash compensation and consulting charges relating to
       stock awards and stock subscriptions                                      --                5,698,038              5,698,038
     Depreciation and amortization                                             21,900                 26,162                 48,062
     Common stock issued for services                                          76,500                 39,564                116,064
     Interest expense relating to beneficial conversion feature
       of convertible debt                                                       --                2,655,749              2,655,749
     Changes in operating assets and liabilities:
       Prepaid royalties                                                         --                  (60,000)               (60,000)
       Accounts receivable                                                     (7,559)                 7,559                   --
       Accounts payable and accrued expenses                                   8,457                  91,419                99,876
       Loss contingency                                                          --                  800,000                800,000
Net cash used in operating activities from continuing operations
                                                                             (291,685)              (885,885)            (1,177,570)
Net cash used in discontinued operations                                   (1,265,965)                  --               (1,265,965)
                                                                          -----------           ------------           ------------
Total net cash used in operating activities                                (1,557,650)              (885,885)            (2,443,535)

INVESTING ACTIVITIES
Capital expenditures                                                          (50,148)                (4,052)               (54,200)
Cash investment in related party                                                 --                 (102,000)              (102,000)
                                                                          -----------           ------------           ------------
Net cash used in investing activities                                         (50,148)              (106,052)              (156,200)

FINANCING ACTIVITIES
Proceeds from sale of common stock                                            317,000                242,062                559,062
Shareholder capital contributions                                           1,091,648                   --                1,091,648
Advances from stockholders                                                    445,378                430,852                876,230
Repayments to stockholders                                                       --                   (9,486)                (9,486)
Proceeds from issuance of convertible debentures                                 --                  558,640                558,640
Purchase of treasury stock                                                   (227,619)                  --                 (227,619)
                                                                          -----------           ------------           ------------
Net cash provided by financing activities                                   1,626,407              1,222,068              2,848,475
                                                                          -----------           ------------           ------------
Net increase in cash and cash equivalents                                      18,609                230,131                248,740
Cash and cash equivalents at beginning of year                                   --                   18,609                   --
                                                                          -----------           ------------           ------------
Cash and cash equivalents at end of year                                  $    18,609           $    248,740           $    248,740
                                                                          ===========           ============           ============

                                                   High Speed Net Solutions, Inc.
                                                    (A DEVELOPMENT STAGE COMPANY)

                                                      Statements of Cash Flows

                                                                                                                      Period From
                                                                                                                    January 2, 1998
                                                                                                                    (Inception) to
                                                                                Year Ended December 31                December 31
                                                                              1998                 1999                    1999
                                                                          -----------           ------------           ------------


NONCASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for investment in related party
                                                                           $    --            $      1,792,127          $1,792,127
                                                                           =========          ================          ==========
Common stock issued in exchange for convertible debentures
                                                                           $    --            $      2,665,749          $2,665,749
                                                                           =========          ================          ==========
Common stock issued for prepaid royalties                                  $    --            $      2,278,125          $2,278,125
                                                                           =========          ================          ==========
Debentures issued for shareholder advances on behalf of company
                                                                           $    --            $      2,097,109          $2,097,109
                                                                           =========          ================          ==========
Common stock issued for licensing rights                                   $  77,500          $           --            $   77,500
                                                                           =========          ================          ==========
Common stock issued for payment of debt to stockholder
                                                                           $ 149,820          $           --            $  149,000
                                                                           =========          ================          ==========
Common stock issued for stockholder advances on behalf of Company
                                                                           $    --            $        220,000          $  220,000
                                                                           =========          ================          ==========


SEE ACCOMPANYING NOTES.

                         High Speed Net Solutions, Inc.
                          (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS, ORGANIZATION AND DEVELOPMENT STAGE COMPANY

High Speed Net Solutions, Inc. ("the Company" or "HSNS") was incorporated in 1984 and was inactive until it merged with Marketers World, Inc. ("MWI") on August 24, 1998. In legal form, this merger was effected by HSNS issuing its shares in exchange for the net assets of MWI. However, the transaction was accounted for as a reverse merger whereby MWI was treated as the accounting acquirer and HSNS as the acquiree, because the sole shareholder of MWI owned approximately 90% of the outstanding shares of the combined company after the merger. Total outstanding shares of HSNS common stock subsequent to the merger were 10,275,000, which consisted of the 1,000,000 shares outstanding prior to the merger and the 9,275,000 shares issued to acquire the net assets of MWI. At the time of the merger, HSNS had no assets or liabilities, and accordingly, the transaction was accounted for as a recapitalization of HSNS. The accompanying 1998 financial statements include the operating results of MWI since its inception on January 2, 1998 and the results of HSNS from the merger date, August 24, 1998.

MWI was incorporated in January 1998 and its planned principal operations were to lease computer systems to businesses and to distribute Internet oriented products and perform related services. During 1998, MWI was not able to execute its planned activities, other than the sale of pilot products and services, and consequently ceased all operating activities in December 1998. MWI was subsequently legally dissolved in September 1999. Accordingly, the operating results of MWI have been presented as discontinued operations for the year ended December 31, 1998. Earned revenues during the year ended December 31, 1998 of MWI were approximately $1,335,300 and the loss totaled $1,265,965. Results for the year ended December 31, 1999 represent solely the activity of HSNS which primarily related to raising capital and establishing strategic relationships. Since the Company has not yet commenced its planned principal operations and since MWI also never commenced its planned principal operations, the accompanying financial statements are presented as those of a development stage company.

In 1984, the Company was incorporated under the name EMN Enterprises, Inc. The Company was inactive from the time of its incorporation in 1984 until the time of the MWI transaction in 1998. In September 1998, in conjunction with the MWI merger, the Company changed its name to ZZAP.NET, Inc. and in January 1999 the name changed to High Speed Net Solutions, Inc.

In August 1999, Summus Ltd. ("Summus") acquired 51% of the outstanding common stock of the Company. Subsequently, Summus sold certain of the shares it acquired and at December 31, 1999, Summus owned 40.7% of the Company's outstanding common stock. The Company's operating and business strategy is dependent on the development of Summus' technology and products under the terms of various agreements between both parties. Summus is developing media compression and delivery software that the Company intends to use to deliver its services to its customers. The strategic relationship with Summus is such that the Company will bring customer requirements to Summus for inclusion into future releases of the various products. In addition, Summus plans to search and validate additional customer requirements to create market leading media compression and delivery software.

2. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the basis that High Speed Net Solutions, Inc. will continue as a going concern. The Company has incurred operating losses since inception and has experienced negative cash flows and expects these losses and negative cash flow to continue into the foreseeable future. The Company's ability to continue operations as a going concern is predicated on its ability to continue to raise capital, including significant new capital in 2000, the successful completion of its operational plan and, ultimately, upon achieving profitable operations.

3. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT AND FURNITURE

Equipment and furniture is stated at cost. Depreciation, as recorded by MWI, was computed using the straight-line method over the estimated useful lives of the assets beginning when assets were placed in service. Depreciation expense amounted to $13,290 for the year ended December 31, 1998. Based on the termination of MWI's operations in 1998, along with no future alternative use, the net book value of MWI's equipment and furniture at December 31, 1998, totaling $36,858, was written off.

PREPAID ROYALTIES AND LICENSING RIGHTS

Prepaid royalties represent prepayments made to Summus under various agreements further described in Note 4. As future revenues from services subject to the provisions of these agreements are earned, the prepaid royalties will be charged to royalty expense over the terms of the various agreements.

Licensing rights represent the cost of acquiring the right to license certain products developed by Summus. These costs are being amortized on a straight-line basis over the term of the related agreements.

Management continuously evaluates the future realization of the prepaid royalties and licensing rights and currently anticipates fully recovering these costs and, accordingly, no valuation adjustment has been recorded to date. This conclusion is based on management's expectation of significant future revenues from products covered under these agreements and rights. This process necessarily involves significant management judgment. Should management determine in the future that permanent diminution in value of these assets has occurred, a charge against operating results would be recorded for the amount of the decline in value.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of unrestricted cash accounts and highly liquid investments with an original maturity of three months or less when purchased.

STOCK BASED COMPENSATION

The Company accounts for stock based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. In accordance with APB 25, the Company has valued employee stock awards and stock issued to employees for services performed based on the traded value of the Company's common stock, or its estimated fair value prior to it becoming traded, at the measurement date of the stock options and awards.

INCOME TAXES

Income taxes are accounted for using the liability method in accordance with FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES (See Note 10).

LOSS PER SHARE

Loss per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128 "Earnings per Share." The Company has potential common stock equivalents related to its outstanding stock options. These potential common stock equivalents were not included in loss per share for all periods because the effect would have been antidilutive.

INVESTMENT IN COMMON STOCK OF RELATED PARTY

Investment in common stock of related party represents the Company's 14.0% ownership interest in Summus (see Note 8). The Company accounts for its investment in Summus using the cost method. Under this method, the investment is recorded at its historical cost. Although the market value of this investment is not readily determinable, management believes its fair value is not less than its carrying amount.

REVENUE RECOGNITION

Revenue was recognized by MWI when products were shipped and services were performed. Operating activity for MWI has been presented as discontinued operation for the year ended December 31, 1998. To date, no revenues have been generated by HSNS.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, The Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of the Company.

ADVERTISING

MWI   expensed   advertising   costs  as  incurred.   Advertising   expense  was
approximately $128,000 for the year ended December 31, 1998. To date, High Speed Net Solutions has not incurred any advertising expense.

4. PREPAID ROYALTIES

In February 1999, the Company entered into a Marketing and Licensing Agreement ("MLA") with Summus. As consideration for this agreement, the Company prepaid royalty payments to Summus. The amount of prepaid royalties consists of cash payments of $2,250,000 ($2,190,000 of which was made by a stockholder on behalf of the Company) and the issuance of 1,500,000 shares of the Company's common stock valued at $2,278,125, for a total aggregate value of $4,528,125. This amount is presented as a non-current asset in the accompanying balance sheet as of December 31, 1999.

In January 2000, the Company and Summus entered into a Master Agreement, which includes a Software License Agreement ("SLA"), a Software Maintenance Agreement ("SMA") and an Agency and a Revenue Sharing Agreement ("RSA") (collectively with the Master License Agreement, the "New Agreements"). The New Agreements entirely replace the MLA entered in February 1999.

The SLA gives the Company the right to license Summus' current and future products for digital content management solutions for rich media distribution. Additionally, the SLA gives the Company non-exclusive rights to distribute wavelet encoded content over the Internet or over private network environments for the purposes of advertising or content delivery. The Company will be credited for the $1.0 million upfront license fee due under the SLA from the prepayments made under the MLA. The Company is also required to make ongoing payments equal to 10% of revenues generated from use of the Summus' products, as defined in the agreement. The Company was granted a $1.0 million credit, from the prepayments made under the MLA, for such payments. The Company has been granted other rights under the SLA which are defined in the agreement. The SLA has a term of six years.

The RSA entitles the Company to receive 20% of all revenues that Summus receives from third party licenses of its products for rich media distribution. For all customers that the Company refers to Summus for technology licensing, consulting or other product or services sales, the Company will receive 15% of the first year revenue earned by Summus. The RSA also provides for revenue sharing with respect to sales to a potential customer by either the Company or Summus. Revenue earned from this customer in the first two years by either the Company or Summus will be shared equally between both parties. Beginning in the third year, 40% of revenue earned by the Company will be remitted to Summus decreasing to 20% in the final two years. Conversely, 40% of revenue earned by Summus in the third year and 20% of revenue earned by Summus in years four, five and six will be shared with the Company.

5. LICENSING RIGHTS

In Septemer 1998, the Company issued 775,000 shares of its common stock, valued at $77,500 for all of the issued and outstanding common stock of Brad Richdale Direct, Inc. ("BRD"). The primary purpose of this transaction was to obtain certain licensing and marketing rights held by BRD for certain products to be developed by Summus. Since BRD had nominal assets and operations, this transaction was accounted for as an acquisition of licensing rights, rather than as a business combination. The value of this transaction was based on recent transactions in the Company's common stock on the date of the transaction, and has been recorded as an intangible asset in the accompanying balance sheet. Subsequent to this transaction, the Company has negotiated new terms and agreements with Summus relating to the licensing and marketing of certain products developed by Summus (see Note 4).

6. CONVERTIBLE DEBENTURES

During 1999, the Company issued $2,655,749 in convertible debentures (the "debentures") to officers, stockholders and third parties. These debentures were issued in exchange for both cash of $558,640 and in partial satisfaction of advances of $2,097,109 from a stockholder of the Company. The debentures were convertible into the Company's common stock at conversion prices ranging from $0.25 to $1.33 per share (all of which were substantially "in-the-money" at date of issuance).

Shortly after the issuance of the debentures, the debenture holders exercised the conversion feature and converted all outstanding debentures into 4,852,860 shares of the Company's common stock. The debentures were convertible at the date of issuance. Since the conversion price of the debentures was below the fair market value of the common stock, the Company recorded a $2,655,749 beneficial conversion feature as debt discount and additional paid-in-capital on the date the debentures were issued. The resulting interest expense was immediately recognized because the debentures were convertible upon issuance.

As of December 31, 1999,  all  debentures had been converted.

7. RELATED PARTY TRANSACTIONS

As of December 31, 1999 Summus holds a 40.7% ownership interest in the Company. The Company's operating and business strategy is dependent on the development of Summus' technology and products under the New Agreements. Summus is developing media compression and delivery software that the Company has rights to under its various agreements with Summus to use to deliver services to its customers.

During 1999, Summus has been funding certain expenses of the Company. For the year ended December 31, 1999, Summus paid $154,000 of operating expenses on behalf of the Company. This amount is owed to Summus and is included in Payables to Related Parties in the accompanying balance sheet at December 31, 1999.

Payables to related parties, also includes advances made to the Company from a former majority shareholder during 1998 and 1999. These amounts are unsecured and are payable on demand.

8. STOCKHOLDERS' EQUITY

On June 20, 1998, the Company amended its articles of incorporation to increase the number of authorized shares of its $.001 par value common stock to 50,000,000 and to effect a 200 for one stock split thereby increasing its issued and outstanding shares to 1,000,000. The Company has 5,000,000 authorized shares of $.001 par value preferred stock. No preferred shares have ever been issued and outstanding as of December 31, 1999.

During the year ended December 31, 1998 the Company issued 765,000 shares of its stock to employees for services rendered. These shares were valued at $76,500 based on the estimated fair value of the common stock, which at the time was not publicly traded. During the year ended December 31, 1999, the Company issued 85,500 shares of common stock to employees for services rendered. These shares were valued at $130,814 based on the traded value of the common stock.

During 1998, the Company acquired 38,500 shares of its common stock for $227,619 in cash and currently holds these shares as treasury stock.

In August 1999, the Company issued 795,001 shares of its common stock valued at $1,792,127, along with a cash payment of $102,000, to acquire 1,000,182 shares of common stock, or 19%, of Summus, Technologies Inc. Subsequently, Summus Technologies, Inc. and Summus Ltd. merged. Summus Ltd. was the surviving entity. The Company's ownership in Summus Ltd. after the merger was 16.7% and as of December 31, 1999 is 14.0%. The Company's shares of Summus Ltd. are subject to a shareholder agreement which restricts the Company's ability to transfer or sell its shares without first granting Summus Ltd. the opportunity to purchase them.

In August, 1999, former management of the Company entered into a stock subscription agreement with a related party. The agreement provided for the Company to sell 250,000 shares of its common stock for $1.00 per share. Since the subscription price was below the fair market value of the underlying stock on the date of the agreement, $845,000 has been charged to the statement of operations in 1999.

STOCK OPTIONS

During 1999, the Company granted to certain employees and directors 2,705,000 stock options that had exercise prices below the fair value of the underlying common stock. Compensation expense of $4,717,600 has been recognized based upon the difference between the exercise price and the traded value of the common stock on the date of grant. These options vested immediately upon issuance and 1,825,000 of these options were exercised during 1999. Unexercised options expire between 5 and 10 years.

In connection with a 200,000 stock option grant, the optionee received protection from potential dilution resulting from future issuances of the Company's securities, as defined. The maximum shares number of common shares issuable under this agreement is 400,000.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123; "Accounting for Stock-Based Compensation." As permitted by the rules of SFAS No. 123, the Company continues to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees' and related interpretations for its stock-based awards. During 1999, the Company issued options to purchase 2,705,000 shares of its common stock at exercise prices less than market value and recognized $4.2 million in compensation expense related to these options.

A summary of the Company's stock option activity is as follows:

                                                           Weighted
                                                           Average
                                           Shares       Exercise Price
                                         ---------      --------------

Outstanding - December 31, 1998               --            $   --
   Granted                               2,720,000              1.21
   Exercised                             1,825,000              0.06
   Forfeited                                  --                 .00
                                         ---------          --------
Outstanding - December 31, 1999            895,000              2.29
                                         =========          ========

The following table summarizes information about stock options outstanding at December 31, 1999:

                                                 Options Outstanding
------------------------------------------------------------------------------------------------------------
          Range of                    Number                     Weighted Average           Weighted Average
      Exercise Prices                Outstanding                   Contractual Life          Exercise Price
      ---------------               -----------                   ----------------          ----------------

     $    .01                           240,000                        5 years                 $       .01
         2.00 - 4.38                    295,000                       6.9 years                       3.45
        10.00 - 13.00                   360,000                        7 years                       11.33
                                       --------
                                        895,000                       6.4 years                       5.70
                                       ========

                                                   Options Exercisable
                                        ---------------------------------------
           Range of                       Number              Weighted Average
       Exercise Prices                  Exercisable            Exercise Price
       ---------------                  -----------            --------------

     $    .01                           240,000                   $       .01
         2.00 - 4.38                    165,000                          4.00
        10.00 - 13.00                         -                          -
                                        -------
                                        405,000                          1.18
                                        =======

In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option pricing model with the following weighted average assumptions for the twelve month period ended December 31, 1999: dividend yield of 0%; volatility of 2.054; risk free interest rate of 4.25% and expected option lives of 5 years. The weighted average fair value at the date of grant was $2.29 per option. Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have been $13.5 million and $.71 for the twelve months ended December 31, 1999.

During August 1999, the Company negotiated and Board of Directors approved the cancellation of 5,161,100 shares of its common stock which were originally issued in connection with the merger between the Company and MWI. This cancellation was a result of MWI ceasing its operations in 1998. Both the majority holder of these shares and the Company agreed that the initial purchase price was over valued and accordingly, the shares were voluntary returned to the Company and the Company then canceled the shares. Since no value was ascribed to the initial shares issued in connection with the MWI merger, no value was ascribed to the subsequent cancellation. Also during 1999, the Company negotiated and the Board of Directors approved the cancellation of 555,000 shares of its common stock which were originally issued in 1998 and 1999 for services rendered by an employee valued at $91,250. During 1999, it was determined that these services had not been performed satisfactorily and therefore the common stock was voluntarily returned to the Company and canceled.

9. LEASES

During 1999, the Company established it headquarters in Raleigh, North Carolina and entered into a noncancelable lease for office space and certain office equipment. Rent expense incurred during the twelve months ended December 31, 1999 was approximately $11,375.

The following is a schedule of future minimum lease payments for operating leases:

2000                    $  32,973
2001                       32,973
2002                       32,973
2003                       32,973
2004                       32,973
                        ---------
                        $ 164,865
                        =========

During 1998, MWI leased its office facility and certain office equipment under noncancelable operating leases, all which were terminated in 1998. Total rent expense incurred in 1998 by MWI was approximately $40,000.

10. INCOME TAXES

No provision for income taxes has been recorded during the current year due to the Company's significant losses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                 DECEMBER 31         DECEMBER 31
                                                     1998                1999
                                                  ---------           ---------

Deferred tax assets:
   Net operating loss carryforwards                  29,300             206,000
   Start-up expenses                                134,000             100,500
   Related party expenses                           178,000             234,000
   Other deductible temporary differences            79,000              79,000
                                                  ---------           ---------
Total deferred tax assets                           420,000             619,500
Deferred tax asset valuation allowance             (420,000)           (619,500)
                                                  ---------           ---------
Net deferred taxes                                $    --             $    --
                                                  =========           =========

Management has determined that a 100% valuation allowance for existing deferred tax assets is appropriate given uncertainty regarding the ultimate realization of any such assets.

At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $515,000 for income tax purposes. The tax benefit of these carryforwards are reflected in the above table of deferred tax assets. If not used, these carryforwards begin to expire in 2018 for federal tax purposes and in 2003 for state tax purposes. U. S. tax rules impose limitations on the use of net operating losses following certain changes in ownership. If such a change occurs, the limitation could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

11. COMMITMENTS

In December 1999, the Company entered into a consulting agreement whereby the consulting firm received options rights to purchase up to 200,000 shares of the Company's common stock at an exercise price of $10.00 per share. The options vest and become exercisable in increments of 50,000 shares based on the achievement of certain levels of revenue earned by the Company. As of December 31, 1999, no options were vested under this agreement.

In October 1999, the Company entered into a consulting agreement whereby the consultant will receive the rights to purchase 2,000 shares of the Company's common stock based on the achievement of revenue, as defined, from a potential customer of the Company and Summus. The Company is also obligated to pay the consultant 4% of all revenue the Company earns from this potential customer. As revenues earned from this potential customer increase, the consultant has the right to proportionally receive more shares based on the higher levels of revenues earned. As of December 31, 1999, no amounts have been earned under this agreement.

12. SUBSEQUENT EVENT

In January 2000, a former shareholder of Summus Technologies, Inc. who received 350,000 shares of HSNS common stock and $100,000 in cash in exchange for his shares of Summus Technologies, Inc. stock (see Note 8) has filed a lawsuit against the Company, seeking damages of $13.3 million resulting from the Company's alleged failure to register such shares under the Securities Act of 1933 (the "Act"). Under an agreement between the former shareholder and the Company, the Company is required to issue and include in a registration statement under the Act an additional 25,000 shares of the Company's common stock for each additional month that passes subsequent to the Company's initial deadline date to register the 350,000 shares. Management is attempting to settle this matter out-of-court. The Company as accrued $800,000 for settlement of this matter, representing management's best estimate of the ultimate outcome. However, the ultimate exposure could be more or less, depending on the outcome of settlement discussions, the length of time that passes prior to the effectiveness of a registration statement covering shares of the Company held by the plaintiff and the ultimate value of the Company's shares on the date of settlement. Because the matter is expected to be resolved by issuing additional shares, the ultimate outcome is not expected to have an adverse impact on the Company's liquidity or cash flow.

                                                                      Signatures


SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      HIGH SPEED NET SOLUTIONS, INC.


                                      By: /s/ Andrew L. Fox
                                          Andrew L. Fox
                                          Acting President and CEO, and
                                          Executive Vice President


Date: March 13, 2000

                                 EXHIBIT INDEX



Exhibit Number       Exhibit Description
--------------       -------------------

     3.08 Articles of Amendment regarding Statement of Rights and Preferences of the 8% Series A Convertible Preferred Stock

     10.01 Master Agreement ("MA") with Summus, Ltd. ("Summus"), dated February 18, 2000

     10.02      Software  License  Agreement  ("SLA")  with  Summus,   dated
                February 18, 2000

     10.03 Software Maintenance Agreement ("SMA") with Summus, dated February 18, 2000

     10.04      Revenue  Sharing  Agreement   ("RSA")  with  Summus,   dated
                February 18, 2000*

     10.29 Software Escrow Agreement with Summus and Fort Knox Escrow Services, Inc., dated February 18, 2000.

     10.30      Letter Agreement with Summus, dated March 13, 2000